Exhibit 2.1

Final

SHARE EXCHANGE AGREEMENT

BY AND AMONG

BLACKBOXSTOCKS, INC.,
EVTEC ALUMINIUM LIMITED AND
THE SELLERS LISTED ON SCHEDULE I HERETO

Dated as of December 12, 2023

TABLE OF CONTENTS

Page

ARTICLE 1 THE ACQUISITION		2
1.1	The Acquisition	2
1.2	Closing	2
1.3	BLBX Name Change	2
1.4	Evtec Securities	2
1.5	Contingent Value Rights	3
1.6	Preliminary Consents and Associated Acknowledgments of Sellers	3
1.7	Delivery of Acquisition Consideration	3
1.8	Power of Attorney	4
1.9	No Further Rights	5
1.10	Additional Actions	5

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF EVTEC		6
2.1	Organization and Qualification; Charter Documents	6
2.2	Capital Structure	6
2.3	Authority; Non-Contravention; Approvals	7
2.4	Evtec Financial Statements; No Undisclosed Liabilities	8
2.5	Absence of Certain Changes or Events	9
2.6	Taxes	9
2.7	Intellectual Property	10
2.8	Compliance with Legal Requirements	11
2.9	Legal Proceedings; Orders	11
2.10	Title to Assets	11
2.11	Environmental Matters	12
2.12	Labor Matters	12
2.13	Evtec Contracts	12
2.14	Books and Records	12
2.15	Insurance	12
2.16	Government Contracts	13
2.17	Related Party Transactions	13
2.18	Disclosure; Evtec Information	13
2.19	Anti-Takeover Statutes Not Applicable	13
2.20	Ownership of BLBX Capital Stock	13
2.21	Brokers’ and Finders’ Fees	13
2.22	Exclusivity of Representations; Reliance	13

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BLBX		14
3.1	Organization and Qualification; Charter Documents	14
3.2	Capital Structure	15
3.3	Authority; Non-Contravention; Approvals	15
3.4	SEC Filings; BLBX Financial Statements; No Undisclosed Liabilities	16
3.5	Absence of Certain Changes or Events	17
3.6	Taxes	18
3.7	Intellectual Property.	18
3.8	Compliance with Legal Requirements	18
3.9	Legal Proceedings; Orders	18
3.10	Title to Assets; Real Property	18

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3.11	Environmental Matters	19
3.12	Labor Matters	19
3.13	BLBX Contracts	19
3.14	Books and Records	19
3.15	Insurance	19
3.16	Code of Ethics	20
3.17	Government Contracts	20
3.18	Related Party Transactions	20
3.19	Brokers’ and Finders’ Fees	20
3.20	Disclosure; BLBX Information	20
3.21	Exclusivity of Representations; Reliance	20

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLERS		21
4.1	Ownership of Evtec Share Capital	21
4.2	Authority; Non-Contravention	21
4.3	Tax Matters	21
4.4	Disclosure; Seller Information	22
4.5	Ownership of BLBX Capital Stock; Affiliates	22
4.6	Exclusivity of Representations; Reliance	22

ARTICLE 5 CONDUCT OF BUSINESS PENDING THE CLOSING		23
5.1	Conduct of BLBX Business	23
5.2	Conduct of Evtec Business	25

ARTICLE 6 ADDITIONAL AGREEMENTS		27
6.1	Registration Statement; Information Statement	27
6.2	Access to Information; Confidentiality	28
6.3	Regulatory Approvals and Related Matters	28
6.4	Director Indemnification and Insurance	29
6.5	Notification of Certain Matters	30
6.6	Public Announcements	31
6.7	Conveyance Taxes	31
6.8	Board of Directors and Officers	32
6.9	Non-Solicitation by BLBX and Evtec	32
6.13	Listing; Symbol	34
6.14	Allocation Certificate	34
6.15	Disclosure Schedules	34
6.16	Tax Matters	34
6.17	Legends	34
6.18	Restrictions on Transfer	35
6.19	BLBX Reverse Stock Split	35
6.20	Stockholder Litigation	35

ARTICLE 7 CONDITIONS TO THE CLOSING		36
7.1	Conditions to Obligation of Each Party to Effect the Acquisition	36
7.2	Additional Conditions to Obligations of Evtec and Sellers	36
7.3	Additional Conditions to Obligations of BLBX	37

ARTICLE 8 TERMINATION		39
8.1	Termination	39
8.2	Effect of Termination	40
8.3	Expenses; Termination Fees	40

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ARTICLE 9 GENERAL PROVISIONS		41
9.1	Notices	41
9.2	Amendment	42
9.3	Headings	42
9.4	Severability	42
9.5	Entire Agreement	43
9.6	Successors and Assigns	43
9.7	Parties in Interest	43
9.8	Waiver	43
9.9	Remedies Cumulative; Specific Performance	43
9.10	Governing Law; Venue; Waiver of Jury Trial	43
9.11	Counterparts and Exchanges by Electronic Transmission or Facsimile	44
9.12	Attorney Fees	44
9.13	Cooperation	44
9.14	Limited Survival of Representations and Warranties	44
9.15	Construction	44

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SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made and entered into as of December 12, 2023 (this “Agreement”) by and among BLACKBOXSTOCKS, INC., a Nevada corporation (“BLBX”), EVTEC ALUMINIUM LIMITED, a company registered in England and Wales with company number 13182146 (“Evtec”) and the Persons listed on Schedule I hereto (the “Sellers”).  Evtec , BLBX and each Seller are each a “Party” and referred to collectively herein as the “Parties.”  Certain capitalized terms used in this Agreement are defined in Exhibit A.

WHEREAS, Sellers collectively own, as of the date hereof, all of the Evtec Ordinary Shares of the Evtec Issued Share Capital outstanding as of the date hereof;

WHEREAS, Sellers desire to sell to BLBX, and BLBX desires to purchase from Sellers, all of the issued and outstanding Evtec Ordinary Shares in exchange for shares of BLBX Common Stock, with the result of Evtec becoming a wholly-owned Subsidiary of BLBX, in each case on the terms and conditions set forth herein;

WHEREAS, the board of directors of BLBX (i) has determined that this Agreement and the Contemplated Transactions to which BLBX is or will be a party are fair to, and in the best interests of, BLBX and its stockholders, (ii) has approved, adopted and declared advisable this Agreement and the Contemplated Transactions (hereinafter defined) to which BLBX is or will be a party and (iii) has determined to recommend that the BLBX Stockholders vote to approve the BLBX Stockholder Approval Matters (hereinafter defined);

WHEREAS, as a condition to the willingness of the Parties to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Gust Kepler (“Kepler”) is executing a Written Consent of Consenting Stockholder in substantially the form of Exhibit B attached hereto (the “Stockholder Consent”), pursuant to which Mr. Kepler will vote his shares of Series A Convertible Preferred Stock (the “Series A Stock”) which meet or exceed the BLBX Stockholder Approval Threshold (hereinafter defined) in favor of the BLBX Stockholder Approval Matters;

WHEREAS, as a condition to the willingness of the Parties to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, BLBX and Kepler are executing an Option Agreement in substantially the form of Exhibit C attached hereto (the “Option Agreement”) pursuant to which, subject to consummation of the Acquisition (hereinafter defined), BLBX shall have the right to call for redemption and Kepler shall have the right to cause BLBX to redeem all of the issued and outstanding Series A Convertible Preferred Stock of BLBX held by Kepler in exchange for shares of Series A Convertible Preferred Stock of Blackbox.io Inc. (“Blackbox Operating”), a to be formed Delaware corporation and wholly owned subsidiary of BLBX organized to conduct historical operations of BLBX; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

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ARTICLE 1
THE ACQUISITION

1.1         The Acquisition. Upon the terms and subject to the conditions of this Agreement, at the Closing (hereinafter defined), Sellers shall (on a several and not joint basis) sell, transfer and convey to BLBX, and BLBX shall purchase from Sellers, all of the issued and outstanding Evtec Ordinary Shares free from all Encumbrances (hereinafter defined).  The Evtec Ordinary Shares shall be sold with all rights attaching to them at Closing or subsequently, including the rights to receive all dividends and other distributions declared, made or paid on Evtec Ordinary Shares after Closing.  BLBX shall not be obliged to complete the purchase and sale of the Evtec Ordinary Shares unless the purchase and sale of all issued and outstanding Evtec Ordinary Shares is completed simultaneously.  Each Seller hereby waives any rights of preemption or other restrictions on transfer in respect of the Evtec Ordinary Shares, whether conferred by the Articles of Association or otherwise, in respect of the transfers of the Evtec Ordinary Shares contemplated by this Agreement and approves such transfer for the purposes of the Articles of Association or otherwise.  The purchase and sale of the Evtec Ordinary Shares pursuant to this Agreement is referred to herein as the “Acquisition.”

1.2         Closing. Unless this Agreement has been terminated and the Contemplated Transactions have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article 7, the consummation of the Acquisition (the “Closing”) will take place at the offices of Winstead, PC, 500 Winstead Building, 2728 N. Harwood Street, Dallas, Texas 75201, as soon as possible (but in any event no later than two (2) Business Days) after satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition), or at such other time, date and place as Evtec and BLBX may mutually agree in writing.  The date on which the Closing actually takes place is referred to as the “Closing Date.”

1.3          BLBX Name Change. Unless otherwise determined by Evtec, BLBX and Evtec will take any and all action necessary to change BLBX’s name to “Evtec Holdings, Inc.” effective immediately following the Closing.

1.4          Evtec Securities.

(a)    Evtec Ordinary Shares. Each Evtec Ordinary Share issued and outstanding immediately prior to the Closing will be sold to BLBX by the Seller that owns such Evtec Ordinary Share in consideration for such number of duly authorized, validly issued, fully paid and non-assessable shares of BLBX Common Stock as is equal to the Exchange Ratio (hereinafter defined), rounded to the nearest whole share of BLBX Common Stock (after aggregating all fractional shares of BLBX Common Stock issuable to such Seller) (the “Acquisition Consideration”)

(b)    Adjustments to Exchange Ratio. The Exchange Ratio will be calculated in the manner described in the definition of “Exchange Ratio” on Exhibit A hereto and will be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into shares in the Evtec Ordinary Share Capital or BLBX Common Stock), reorganization, recapitalization or other like change with respect to shares in the Evtec Ordinary Share Capital or BLBX Common Stock occurring after the date hereof and prior to the Closing

(c)    No Fractional Shares. No fractional shares of BLBX Common Stock will be issued in connection with the Acquisition, and no certificates or scrip for any such fractional shares of BLBX Common Stock will be issued.  Sellers will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of BLBX with respect to any such fractional shares of BLBX Common Stock that would have otherwise been issued to such Seller.

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1.5          Contingent Value Rights.

(a)    Each holder of BLBX Common Stock of record as of immediately prior to the Closing shall be entitled to (i) one (1) contractual contingent value right (a “CVR”) issued by BLBX, subject to and in accordance with the terms and conditions of the CVR Agreement in the form of Exhibit E attached hereto (the “CVR Agreement”), for each share of BLBX Common Stock held by such holder.

(b)    At or prior to the Closing, BLBX and Evtec each shall authorize and duly adopt, execute and deliver, and BLBX will ensure that the Exchange Agent (in its capacity as Rights Agent (as defined in the CVR Agreements)) executes and delivers, the CVR Agreements, subject to any reasonable revisions to the CVR Agreements that are requested by the Exchange Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of a CVR).  BLBX and Evtec shall cooperate, including by making changes to the forms of CVR Agreements, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any applicable state securities or “blue sky” laws.

(c)    All costs and expenses of issuing, administering and fulfilling the CVRs and CVR Agreements will be borne solely or reimbursable to BLBX by Blackbox Operating. To the extent any such costs are borne by BLBX, they shall be assumed by Blackbox Operating pursuant to Section 6.21.

1.6         Preliminary Consents and Associated Acknowledgments of Sellers. Sellers hereby, on a several and not joint basis consent and agree for the purpose of each applicable provision of the Articles of Association and otherwise, to Evtec entering into this Agreement and taking all such actions as may be required for the purpose of effecting the Contemplated Transactions.

1.7          Delivery of Acquisition Consideration.

(a)    Exchange Agent.  At or prior to the Closing, BLBX will issue and cause to be deposited with its transfer agent (the “Exchange Agent”), for the benefit of Sellers, for exchange in accordance with this Article 1, through the Exchange Agent, uncertificated book-entries representing such aggregate number of shares of BLBX Common Stock to be issued pursuant to Section 1.4, and, after the Closing, the Exchange Agent shall be authorized to issue the shares of BLBX Common Stock in accordance with this Agreement.

(b)    Exchange Procedures.  On or prior to the Closing, each Seller, as a condition to receiving the applicable Acquisition Consideration, will deliver to the Exchange Agent (i) a duly executed stock transfer form in favor of BLBX in customary form approved by BLBX in respect of the Evtec Ordinary Shares held by such Seller, and (ii) in respect of all Evtec Ordinary Shares held by such Seller, certificate(s) evidencing title to such shares or an indemnity for any lost certificates made in favor of Evtec and BLBX in a form reasonably acceptable to BLBX.  As promptly as practicable after receipt by the Exchange Agent from a Seller of the aforementioned stock transfer form and Evtec Ordinary Share certificate(s) (or indemnity agreement, as applicable), together with such other customary documents as may reasonably be required by the Exchange Agent or BLBX, such Seller shall receive, from the Exchange Agent, in exchange therefor, a number of whole shares of BLBX Common Stock represented, at such Seller’s election, by book entry or certificated shares equal to the number of whole shares of BLBX Common Stock that such Seller has the right to receive pursuant to the provisions of Section 1.4.

SHARE EXCHANGE AGREEMENT – Page 3

(c)    Transfers of Ownership.  If any shares of BLBX Common Stock are to be issued in a name other than that in which the Evtec Ordinary Share certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Evtec Ordinary Share certificate so surrendered will be in proper form for transfer and that the Person requesting such exchange will have paid to BLBX or any Person designated by it any transfer or other Taxes required by reason of the issuance of the shares of BLBX Common Stock in any name other than that of the registered holder of the Evtec Ordinary Share certificate surrendered, or established to the satisfaction of BLBX or any agent designated by it that such Tax has been paid or is not payable.

(d)    Withholding Rights.  Each of the Exchange Agent, BLBX and Evtec will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement any amounts that are required to be deducted or withheld from that consideration under the Code, Treasury Regulations promulgated under the Code or any provisions of applicable state, local or foreign Tax law.  To the extent any amounts are withheld in accordance with the provisions of this Agreement and are paid over to the applicable Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.8          Power of Attorney.

(a)    Appointment and Powers.  Each Seller hereby nominates and appoints BLBX, with effect from the Closing, to be its lawful agent, proxy and attorney, and grants to BLBX a power-of-attorney, with full power to exercise all rights pertaining to any Evtec Ordinary Shares registered in the name of such Seller as BLBX in its absolute discretion sees fit, including (but not limited to):

(i)    receiving notice of, attending and voting at any general meeting of the members of Evtec, including meetings of the members or any particular class of members, and all or any adjournments of such meetings, or signing any resolution as registered holder of such Evtec Ordinary Shares;

(ii)    completing and returning proxy cards, consents to short notice and any other documents required to be signed by the registered holder of such Evtec Ordinary Shares;

(iii)    except in respect of the Acquisition Consideration, dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of such Evtec Ordinary Shares or received in connection with such Evtec Ordinary Shares from Evtec or any other Person; and

(iv)    otherwise executing, delivering and doing all deeds, instruments and acts in such Seller’s name insofar as may be properly done in that Seller’s capacity as registered holder of such Evtec Ordinary Shares.

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(b)    Sellers’ Undertakings.  Each Seller undertakes, with effect from Closing, in respect of each Evtec Ordinary Share then registered in such Seller’s name, and for so long as such Evtec Ordinary Share remains registered in such Seller’s name:

(i)    not to exercise any rights attaching to such Evtec Ordinary Share or exercisable in such Seller’s capacity as registered holder of such Evtec Ordinary Share without BLBX’s prior written consent;

(ii)    with respect to the Acquisition Consideration, to hold in trust for BLBX all dividends and other distributions received by such Seller in respect of such Evtec Ordinary Share and promptly notify BLBX of anything received by such Seller in such Seller’s capacity as registered holder of such Evtec Ordinary Share;

(iii)    to act promptly in accordance with BLBX’s instructions in relation to any rights exercisable or anything received by such Seller in such Seller’s capacity as registered holder of such Evtec Ordinary Share; and

(iv)    to ratify and confirm whatever BLBX does or purports to do in good faith in the exercise of any power conferred by this power of attorney.

(c)    Duration.  The power of attorney granted by each Seller pursuant to this Section 1.8 shall expire on the date on which BLBX is entered into Evtec’s register of members as the holder of the Evtec Ordinary Shares that were registered in the name of such Seller at the Closing.  For such purposes and following its receipt of all original stock transfer forms required to be delivered to it pursuant to this Agreement, Evtec, on BLBX’s behalf, shall promptly submit the same to HM Revenue & Customs for stamping.

1.9          No Further Rights. The Acquisition Consideration delivered upon the surrender for exchange of Evtec Ordinary Shares in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

1.10       Additional Actions. If, at any time after the Closing, BLBX shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in it its right, title and interest in, to or under any of the rights, privileges, powers or franchises of the Evtec Ordinary Shares, or (b) otherwise to carry out the purposes of this Agreement, BLBX and its proper officers and directors or their designees shall be authorized (i) to execute and deliver, in the name and on behalf of each Seller and Evtec, all such deeds, bills of sale, assignments and assurances and (ii) to do, in the name and on behalf of each Seller and Evtec, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm BLBX’s right, title and interest in, to and under any of the rights, privileges, powers or franchises of Evtec Ordinary Shares and otherwise to carry out the purposes of this Agreement; provided that, prior to executing and delivering any deed, bill of sale, assignment or assurance or doing any other act or thing in the name of and on behalf of any Seller pursuant to this Section 1.10, BLBX shall use reasonable efforts to contact such Seller and request that such Seller execute and deliver such deed, bill of sale, assignment or assurance or do such other act or thing.

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ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF EVTEC

Evtec represents and warrants to BLBX as follows (it being understood that each representation and warranty contained in this Article 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Evtec Disclosure Schedule (hereinafter defined) corresponding to the particular Section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Evtec Disclosure Schedule by reference to another part or subpart of the Evtec Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Evtec Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

2.1          Organization and Qualification; Charter Documents.

(a)    Part 2.1(a) of the Evtec Disclosure Schedule identifies each subsidiary of Evtec and indicates its jurisdiction of organization.  None of the Evtec Companies own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Evtec Disclosure Schedule.

(b)    Evtec is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its businesses in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Evtec Contracts by which it is bound, except where the failure to have such corporate power and authority would not, individually or in the aggregate, have an Evtec Material Adverse Effect.  The Organizational Documents (hereinafter defined) of Evtec, copies of which have previously been made available to BLBX, are true, correct and complete copies of such documents as currently in effect and Evtec is not in violation of any provision thereof in any material respect.

(c)    Evtec (in jurisdictions that recognize the following concepts) is qualified to do business, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have an Evtec Material Adverse Effect (hereinafter defined).

2.2          Capital Structure.

(a)    As of the date hereof, the issued share capital of Evtec consists of 27,196 ordinary shares (the “Evtec Ordinary Shares,” and the issued Evtec Ordinary Shares are collectively referred to herein as the “Evtec Issued Share Capital.”). All Evtec Issued Share Capital is, and immediately prior to Closing, will be, duly authorized, validly issued and fully paid and were, or will be, issued in compliance with all applicable Legal Requirements (hereinafter defined).  Part 2.2(a) of the Evtec Disclosure Schedule sets forth the complete and accurate capitalization of Evtec as of the date hereof (including the name of each holder of Evtec Issued Share Capital and the number of shares included in the Evtec Issued Share Capital held by such holder). No other shares in the Evtec Share Capital are issued or issuable upon the exercise or conversion of any securities of Evtec or upon the exchange of any such securities and no Person has the right to cause Evtec to issue any shares in the Evtec Share Capital.  As of the Closing, all of the Evtec Share Capital listed on such updated Part 2.2(a) of the Evtec Disclosure Schedule will constitute Evtec Shares hereunder and no other shares in the Evtec Share Capital would be issued or issuable upon the exercise or conversion of any securities of Evtec or upon the exchange of any such securities and no Person would have the right to cause Evtec to issue any shares in the Evtec Share Capital.

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(b)    (i) none of the shares of Evtec Share Capital or shares in the capital of any of Evtec’s Subsidiaries are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the shares of Evtec Share Capital or shares in the capital of any of Evtec’s Subsidiaries are subject to any right of first refusal; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Evtec having a right to vote on any matters on which the holders of shares of Evtec Share Capital or holders of shares in the capital of any of Evtec’s Subsidiaries have a right to vote; (iv) there is no Contract to which Evtec is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Evtec Share Capital or shares in the capital of any of Evtec’s Subsidiaries; and (v) Evtec is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any shares of Evtec Share Capital or shares in the capital of any of Evtec’s Subsidiaries or other securities.  As of the date hereof, there are no shares of Evtec Share Capital that are subject to a repurchase option, risk of forfeiture or other condition under any Contract with Evtec or under which Evtec or, to the knowledge of Evtec, any Seller has any rights.

(c)    Upon Closing BLBX will acquire the Evtec Ordinary Shares free and clear of any Encumbrance.

2.3          Authority; Non-Contravention; Approvals.

(a)    Evtec has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Contemplated Transactions.  The execution and delivery by Evtec of this Agreement, the performance by Evtec of its obligations hereunder and the consummation by Evtec of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Evtec. This Agreement has been duly executed and delivered by Evtec and, assuming the due authorization, execution and delivery of this Agreement by BLBX and the Sellers, this Agreement constitutes the valid and binding obligation of Evtec, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b)    Except as set forth in Part 2.3(b) of the Evtec Disclosure Schedule, the execution and delivery of this Agreement by Evtec does not, and the performance of this Agreement by Evtec will not, (i) conflict with or violate any Organizational Documents of Evtec, (ii) subject to compliance with the requirements set forth in Section 2.3(c) below, conflict with or violate any Legal Requirement or Order applicable to Evtec or by which any of their respective properties are bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have an Evtec Material Adverse Effect, or (iii) require Evtec to make any filing with or give any notice to a Person, or to obtain any Consent from a Person, except such as have been obtained or made, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Evtec’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or Encumbrance on any of the properties or assets of Evtec, except, for purposes of this clause (iii), as would not, individually or in the aggregate, have an Evtec Material Adverse Effect.

(c)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Evtec in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except such as have been obtained or made.

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2.4          Evtec Financial Statements; No Undisclosed Liabilities.

(a)    The audited financial statements (including any related notes thereto) consisting of a statement of profit or loss and other comprehensive income, statement of financial position, statement of changes in equity and statement of cash flows of Evtec for the years ended June 30, 2023 and 2022 (the “Evtec Audited Financials”) will, when delivered to BLBX, (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto and be suitable for inclusion in the Information Statement and the Registration Statement, (ii) have been prepared in accordance with International Financial Reporting Standards (“IFRS”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (iii) fairly present, in all material respects, the consolidated financial position of Evtec as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated and (iv) shall be consistent with, and have been prepared from, the books and records of Evtec.

(b)    The unaudited financial statements (including any related notes thereto) representing the results of operations and financial condition of Evtec for the three months ended September 30, 2023 and 2022, and Evtec financial statements as of and for the period ending on any fiscal quarter end or annual period prior to the Closing that are required to be included in the Registration Statement, if any, in each case together with the notes thereto (the “Evtec Unaudited Financials,” and together with the Evtec Audited Financials, the “Evtec Financials“), will, when delivered to BLBX, (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto and be suitable for inclusion in the Information Statement and the Registration Statement, (ii) have been prepared in good faith, (iii) fairly present, in all material respects, the consolidated financial position of Evtec as at the respective dates thereof and the consolidated results of Evtec operations and cash flows for the periods indicated and (iv) be consistent with (subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount), and have been prepared from, the books and records of Evtec.

(c)    Evtec maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Evtec maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(d)    As of the date of this Agreement and Closing, Evtec does not have or will not have any liabilities (other than valuation adjustments in relation to financial instruments), indebtedness, obligations or expense of any kind, whether absolute, accrued, contingent, matured or unmatured or otherwise (each, a “Liability“), of a type required to be reflected in financial statements prepared in accordance with IFRS, which are, individually or in the aggregate, material to the results of operations or financial condition of Evtec taken as a whole, except for (i) Liabilities reflected on the Evtec Audited Financials, (ii) Liabilities incurred by Evtec since the date of the Evtec Audited Financials in the ordinary course of business have been reflected in the Evtec Unaudited Financials, (iii) Liabilities incurred in connection with the Contemplated Transactions, (iv) Liabilities for performance of obligations of Evtec or any Subsidiary under any Evtec Contract (other than for breach thereof), and (v) Liabilities disclosed on Part 2.4(d) of the Evtec Disclosure Schedule. Evtec has not effected any “off-balance sheet arrangements” (as defined in Item 303(a) of SEC Regulation S-K).

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(e)    There have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Evtec, the board of directors of Evtec or any committee thereof.

(f)    Neither Evtec nor, to the knowledge of Evtec, its Representatives, have identified any fraud, whether or not material, that involves Evtec’s management or other employees who have a role in the preparation of financial statements or any claim or allegation regarding any of the foregoing.  Evtec has not identified or been made aware of any fraud, whether or not material, that involved Evtec management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Evtec, any material illegal act or fraud related to the business of Evtec, or any claim or allegation regarding the foregoing.

2.5          Absence of Certain Changes or Events. From December 31, 2020 through the date hereof, and as of Closing, Evtec has conducted or will conduct its business in all material respects in the ordinary course of business consistent with past practice and there has not been (a) any event that has had an Evtec Material Adverse Effect or (b) any action, event or occurrence that would have required the consent of BLBX pursuant to Section 5.2 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.6          Taxes.

(a)    Each income Tax Return and each other material Tax Return that were required to be filed by or with respect to Evtec has been timely filed (taking into account all valid extensions), and all such Tax Returns were true, complete and accurate in all respects.  All Taxes due and payable by Evtec (whether or not shown on any Tax Return) have been timely paid, except to the extent such amounts are being contested in good faith and are properly reserved for on the books or records of Evtec to the extent any such reserve is required under IFRS.

(b)    No waiver or agreement by or with respect to Evtec is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by Evtec in writing for any such extension or waiver.

(c)    There are no liens for Taxes on any asset of Evtec other than liens for Taxes not yet due and payable or Taxes contested in good faith and reserved against in accordance with IFRS.

(d)    Evtec is not the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing, and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been paid in full or adequate accruals or reserves for any such deficiencies or assessments have been established and are reflected on Part 2.6(d) of the Evtec Disclosure Schedule and will be reflected in the Evtec Financials.

(e)    All material Taxes that Evtec has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

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(f)    No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by Evtec with any taxing authority or issued by any taxing authority to Evtec.  There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to Evtec that are, or if issued would be, binding on Evtec.

(g)    Evtec is not a party to any Contract with any Person relating to allocating or sharing the payment of, or Liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in agreements not primarily related to Taxes and entered into in the ordinary course of business).  Evtec does not have any Liability for the Taxes of any Person as a transferee or successor or otherwise by operation of Legal Requirements.

(h)    Within the past two (2) years, Evtec has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax Return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Evtec).

(i)    Evtec has not participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j)    Within the past two (2) years, Evtec has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k)    Evtec is not, nor ever has been, a “controlled foreign corporation,” as such term is defined in Section 957 of the Code.

(l)    There is no obligation on Evtec to deduct or withhold United Kingdom Tax in respect of any borrowing or other debt in respect of any premium, interest or other amount comprising such borrowing or other debt and no obligation on Evtec to pay an increased sum where United Kingdom Tax is withheld or payable.

(m)    No person has acquired any employment related securities (as defined in section 421B(8) of ITEPA) or any interest in any employment related securities and no person has acquired any securities options (as defined for the purposes of Part 7 of ITEPA), in each case, in relation to which Evtec is, has been or will be the employer (as defined in section 421B(8) of ITEPA) and which would reasonably be expected to give rise to a United Kingdom Tax charge under Part 7 of ITEPA.

(n)    Evtec has not at any time entered into or been party to any transactions, schemes or arrangements which either were notifiable arrangements for the purposes of Part 7 Finance Act 2004 (Disclosure of tax avoidance schemes) or was a notifiable scheme for the purposes of Schedule 11A VATA 1994 (Disclosure of avoidance schemes).

2.7          Intellectual Property.

(a)    Evtec owns, co-owns or otherwise possesses legally enforceable rights in and to all material Evtec Owned IP Rights, free and clear of all Encumbrances.  The material Evtec IP Rights that are owned by Evtec are valid and subsisting and have not been found to be invalid or unenforceable by any Governmental Body.

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(b)    Evtec has taken reasonable measures to protect and maintain the confidentiality of the material Trade Secrets included in the material Evtec Owned IP Rights.

2.8          Compliance with Legal Requirements.

(a)    Evtec has not been and is not in conflict with, and is not in default or violation of, (i) any Legal Requirement or Order applicable to Evtec or by which its properties is bound or affected, or (ii) any Contract to which Evtec is a party or by which Evtec or any of its properties is bound or affected, except for conflicts, defaults or violations which would not, individually or in the aggregate, have an Evtec Material Adverse Effect.  No investigation or review by any Governmental Body is pending or, to the knowledge of Evtec, threatened against Evtec, nor has any Governmental Body indicated to Evtec in writing an intention to conduct the same.

(b)    Except as would not, individually or in the aggregate, have an Evtec Material Adverse Effect, Evtec holds all permits, licenses, authorizations, variances, exemptions, orders and approvals from applicable Governmental Bodies which are necessary to the operation of the business of Evtec taken as a whole.

(c)    To the knowledge of Evtec, no Representative of Evtec or Person acting in concert with or on behalf of Evtec, or any officers, employees or Representatives of the same with respect to any matter relating to Evtec, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 or any other analogous legislation in any jurisdiction, as amended; or (iii) made any other unlawful payment.

2.9          Legal Proceedings; Orders.

(a)    Except as set forth in Part 2.9(a) of the Evtec Disclosure Schedule, there has not been, and there is no pending, or threatened in writing, Legal Proceeding and, to the knowledge of Evtec, no Person has threatened to commence any Legal Proceeding that involves Evtec.

(b)    There is no Order to which Evtec, or any of the assets owned or used by Evtec, is subject.  To the knowledge of Evtec, no officer or other key employee of Evtec is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Evtec.

(c)    Evtec is able to pay its debts, within the meaning of section 123 IA 1986 (without any requirement to prove any matter referred to in that section to the satisfaction of the court) or any other legislation analogous to IA 1986 that is applicable to Evtec in its jurisdiction of incorporation, and Evtec has not stopped or suspended payment of its debts as they fall due.

2.10       Title to Assets. Except as set forth on Part 2.10 of the Evtec Disclosure Schedule, Evtec owns, and has good, valid and marketable title to, all material tangible assets purported to be owned by it, including all material tangible assets reflected in the books and records of Evtec as being owned by Evtec, free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Evtec Financials, (ii) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Evtec, and (iii) Encumbrances described in Part 2.10 of the Evtec Disclosure Schedule.

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2.11       Environmental Matters. Evtec is in compliance with all applicable Environmental Laws (hereinafter defined), which compliance includes the possession by Evtec of all permits and other authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except where the failure to be in compliance would not, individually or in the aggregate, have an Evtec Material Adverse Effect. Evtec has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Evtec is not in material compliance with any Environmental Law, and, to the knowledge of Evtec, there are no circumstances existing as of the date hereof that would prevent or interfere with Evtec’s material compliance with any Environmental Law in the future. To the knowledge of Evtec: (i) no current or prior owner of any property leased or controlled by Evtec has received any written notice or other communication relating to property owned or leased at any time by Evtec, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Evtec is not in compliance with or has violated any Environmental Law relating to such property and (ii) Evtec does not have any material liability under any Environmental Law.

2.12        Labor Matters.

(a)    There are no agreements or other arrangements between Evtec and any trade union or other body representing employees and no notices have been served under the Information and Consultation of Employee Regulations 2004.

(b)    Evtec has in all material respects in relation to all present and former Evtec Personnel complied with Employment Legislation (hereinafter defined).

2.13        Evtec Contracts. Evtec has made available to BLBX an accurate and complete copy of each material Contract to which Evtec is a party or by which Evtec is bound for review.

2.14        Books and Records. The minute books of Evtec have been made available to BLBX and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and shareholders or actions by written consent.  Each of the share certificate books, registers of shareholders and other corporate registers of Evtec comply in all material respects with the provisions of all applicable Legal Requirements and are complete and accurate in all material respects.

2.15        Insurance.

(a)    Evtec’s insurance policies (including, as applicable, fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements, collectively “Insurance Policies”) are in full force and effect on the date hereof and are maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as Evtec would, in accordance with good business practice, customarily insure.  All premiums due and payable under such Insurance Policies have been paid on a timely basis and Evtec is in compliance in all material respects with all other terms thereof.  True, complete and correct copies of such Insurance Policies have been made available to BLBX.

(b)    Except as set forth on Part 2.15(b) of the Evtec Disclosure Schedule, there are no material claims pending, under any Insurance Policy to which Evtec is a party, as to which coverage has been questioned, denied or disputed.  All material claims thereunder have been filed in a due and timely fashion and Evtec has not been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has Evtec received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

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2.16       Government Contracts. Evtec has not been suspended or debarred from bidding on contracts with any Governmental Body, and, to the knowledge of Evtec, no such suspension or debarment has been initiated or threatened.  The consummation of the Acquisition will not result in any such suspension or debarment of Evtec.

2.17      Related Party Transactions. Except as set forth on Part 2.17 of the Evtec Disclosure Schedule, no event has occurred that would be required to be reported by Evtec as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if Evtec were required to report such information in periodic reports pursuant to Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.18      Disclosure; Evtec Information. None of the information supplied or to be supplied by or on behalf of Evtec for inclusion or incorporation by reference in the Registration Statement, will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact. None of the information supplied or tor be supplied by or on behalf of Evtec for inclusion or incorporated by reference in the Information Statement will, at the time the Stockholder Consent is executed or at the time the Information Statement is first mailed to the BLBX Stockholders, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of the Stockholder Consent which has become false or misleading. Notwithstanding the foregoing, no representation is made by Evtec with respect to the information that has been or will be supplied by BLBX for inclusion in the Registration Statement or Information Statement.

2.19      Anti-Takeover Statutes Not Applicable. The board of directors of Evtec has taken all actions so that no takeover statute or similar Legal Requirement related to business combinations applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Contemplated Transactions.

2.20        Ownership of BLBX Capital Stock. Evtec does not own, directly or indirectly, beneficially or of record, any shares of BLBX Capital Stock or any other economic interest (through derivative securities or otherwise) in, BLBX.

2.21        Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Evtec.

2.22        Exclusivity of Representations; Reliance.

(a)    Except as expressly set forth in this Article 2, neither Evtec nor any Person on behalf of Evtec has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Evtec or its business in connection with the Contemplated Transactions, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

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(b)    Evtec acknowledges and agrees that, except for the representations and warranties of BLBX set forth in Article 3, neither Evtec nor its Representatives is relying on any other representation or warranty of BLBX, or any other Person made outside of Article 3, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BLBX

BLBX represents and warrants to Evtec and Sellers as follows (it being understood that each representation and warranty contained in this Article 3 is subject to:  (a) the exceptions and disclosures set forth in the part or subpart of the BLBX Disclosure Schedule (hereinafter defined) corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the BLBX Disclosure Schedule by reference to another part or subpart of the BLBX Disclosure Schedule; and (c) any exception or disclosure set forth in any of the BLBX’s SEC Documents and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) solely to the extent that any information is reasonably apparent from a review of such SEC Documents, (ii) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (iii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or other part or subpart of the BLBX Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

3.1          Organization and Qualification; Charter Documents.

(a)    Part 3.1(a) of the BLBX Disclosure Schedule identifies each Subsidiary of BLBX and indicates its jurisdiction of organization. No BLBX Company owns any capital stock of, or any equity interest of any nature in, any other Entity, other than (1) the Entities identified in Part 3.1(a) of the BLBX Disclosure Schedule and (2) 4,086 Evtec Ordinary Shares which are held by BLBX. Notwithstanding the foregoing, the parties acknowledge that BLBX shall incorporate Blackbox Operating as a wholly owned subsidiary subsequent to the execution of this Agreement and prior to Closing.

(b)    Each BLBX Company is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a BLBX Material Adverse Effect.  The Organizational Documents of each BLBX Company, copies of which have previously been, or in the case of Blackbox Operating will be, made available to Evtec, are true, correct and complete copies of such documents as currently in effect, and no BLBX Company is in violation of any provision thereof in any material respect.

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(c)    Each BLBX Company is, or in the case of Blackbox Operating will be, qualified to do business, and is, or in the case of Blackbox Operating will be, in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a BLBX Material Adverse Effect.

3.2          Capital Structure.

(a)    The authorized capital stock of BLBX consists of 100,000,000 shares of BLBX Common Stock, of which 3,213,009 shares of BLBX Common Stock are issued and outstanding as of the close of business on the day prior to the date hereof, and 10,000,000 shares of preferred stock, par value $0.001 (“BLBX Preferred Stock” and, together with the BLBX Common Stock, collectively “BLBX Capital Stock”), 5,000,000 of which are designated as “Series A Convertible Preferred Stock,” of which 3,269,998 shares are issued and outstanding as of the close of business on the day prior to the date hereof and 2,400,000 of which are designated as “Series B Convertible Preferred Stock,” of which no shares are issued and outstanding, as of the close of business on the day prior to the date hereof.  All outstanding shares of BLBX Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Legal Requirements.

(b)    As of the date hereof, BLBX had reserved (i) an aggregate of 612,500 shares of BLBX Common Stock for issuance under the BLBX Incentive Plan, under which options were outstanding for an aggregate of 211,875 shares (ii) an additional 109,592 shares of BLBX Common Stock for issuance to holders of warrants to purchase BLBX Common Stock upon their exercise.  All shares of BLBX Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.

(c)    As of the date hereof, BLBX has reserved an aggregate of 109,584 shares of BLBX Common Stock for issuance under BLBX Warrants.

(d)    (i) None of the outstanding shares of BLBX Common Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) None of the outstanding shares of BLBX Common Stock are subject to any right of first refusal in favor of BLBX; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of BLBX having a right to vote on any matters on which the BLBX Stockholders have a right to vote; (iv) there is no Contract to which BLBX is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of BLBX Common Stock; and (v) BLBX is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of BLBX Common Stock or other securities, and there are no shares of BLBX Common Stock outstanding that are subject to a risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement.

3.3          Authority; Non-Contravention; Approvals.

(a)    BLBX has the requisite corporate power and authority to enter into this Agreement and, subject to BLBX Stockholder Approval, to perform its obligations hereunder and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement by BLBX, the performance by BLBX of its obligations hereunder and the consummation by BLBX of the Contemplated Transactions has been duly authorized by all necessary corporate action on the part of BLBX, subject only to BLBX Stockholder Approval.  The BLBX Stockholder Approval Threshold is the only vote of the holders of any class or series of BLBX Common Stock necessary to approve the BLBX Stockholder Approval Matter.  Except for BLBX Stockholder Approval, no other corporate proceeding on the part of BLBX is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Acquisition. This Agreement has been duly executed and delivered by BLBX and, assuming the due authorization, execution and delivery of this Agreement by Evtec and the Sellers, this Agreement constitutes the valid and binding obligation of BLBX, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

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(b)    BLBX’s board of directors, by resolutions duly adopted by written consent, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) approved, adopted and declared advisable this Agreement and the Acquisition, and determined that this Agreement and the Contemplated Transactions, are fair to and in the best interests of the BLBX Stockholders, and (ii) approved the BLBX Stockholder Approval Matter and resolved to recommend that the BLBX Stockholders approve the BLBX Stockholder Approval Matter, and directed that such matters be submitted for consideration of the BLBX Stockholders.

(c)    The execution and delivery of this Agreement by BLBX does not, and the performance of this Agreement by BLBX will not, (i) conflict with or violate the Organizational Documents of BLBX, (ii) subject to obtaining the BLBX Stockholder Approval, conflict with or violate any Legal Requirement applicable to BLBX or by which its or any of its properties are bound or affected, or (iii) require BLBX to make any filing with or give any notice to a Person or to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair BLBX’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or Encumbrance on any of the properties or assets of BLBX pursuant to, any BLBX Contract to which BLBX is a party or by which BLBX or any of its properties are bound or affected (except, for purposes of this clause (iii), as would not, individually or in the aggregate, have a BLBX Material Adverse Effect).

(d)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to BLBX in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filings contemplated by Section 6.3(a), (ii) the filing of a Current Report on Form 8-K with respect to the Acquisition (the “Acquisition Form 8-K”) with the SEC within four (4) Business Days after the execution of this Agreement and the Closing Date, and (iii) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of Nasdaq.

3.4          SEC Filings; BLBX Financial Statements; No Undisclosed Liabilities.

(a)    All BLBX SEC Documents have been timely filed and, as of the time a BLBX SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing):  (i) each of the BLBX SEC Documents complied in all material respects with the applicable requirements of the Securities Act or Exchange Act (as the case may be) and (ii) none of the BLBX SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the certifications and statements relating to BLBX SEC Documents required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such certification was filed with or furnished to the SEC by BLBX.  As used in this Section 3.4, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b)    BLBX maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information concerning BLBX required to be disclosed by BLBX in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports.  BLBX maintains a system of internal controls over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) in each case, with respect to the BLBX Companies, taken as a whole.

(c)    The financial statements (including any related notes) contained or incorporated by reference in the BLBX SEC Documents (the “BLBX Financials”):  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the consolidated financial position of BLBX as of the respective dates thereof and the consolidated results of operations and cash flows of BLBX for the periods covered thereby.  The unaudited balance sheet of BLBX as of September 30, 2023 is hereinafter referred to as the “BLBX Balance Sheet.”

(d)    As of the date of this Agreement, BLBX does not have any Liabilities, except for (i) Liabilities reflected on the BLBX Balance Sheet, (ii) Liabilities incurred since the date of the BLBX Balance Sheet in the ordinary course of business consistent with past practices, (iii) Liabilities incurred in connection with the Contemplated Transaction, (iv) Liabilities for performance of obligations of BLBX under any BLBX Contract (other than for breach thereof), and (v) Liabilities disclosed in Part 3.4(d) of the BLBX Disclosure Schedule.

(e)    Except as disclosed in BLBX’s SEC Documents, BLBX is, and has been, in material compliance with (i) the applicable listing and corporate governance rules and regulations of Nasdaq and (ii) the applicable provisions of the Sarbanes-Oxley Act.

3.5         Absence of Certain Changes or Events. Except as set forth in Part 3.5 of the BLBX Disclosure Schedule or as disclosed in BLBX’s SEC Documents, from the date of the BLBX Balance Sheet through the date hereof, BLBX has conducted its business in all material respects in the ordinary course of business consistent with past practice and there has not been any event that has had a BLBX Material Adverse Effect.

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3.6          Taxes. Each of the representations and warranties set forth in this Section 3.6 is qualified by “except as would not, individually or in the aggregate, have a BLBX Material Adverse Effect.”

(a)    Each income Tax Return and each other material Tax Return required to be filed by or with respect to BLBX has been timely filed (taking into account all valid extensions), and all such Tax Returns were true, complete and accurate in all respects.  All Taxes due and payable by BLBX (whether or not shown on any Tax Return) have been timely paid, except to the extent such amounts are being contested in good faith and are properly reserved for on the books or records of BLBX to the extent any such reserve is required under GAAP.

(b)    BLBX is not the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing

3.7          Intellectual Property.

(a)    The BLBX Companies own, co-own or otherwise possesses legally enforceable rights in and to all material BLBX Owned IP Rights, free and clear of all Encumbrances.  The material BLBX IP Rights that are owned by the BLBX Companies are valid and subsisting and have not been found to be invalid or unenforceable by any Governmental Body.

(b)    The BLBX Companies have taken reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in the BLBX Owned IP Rights.

3.8        Compliance with Legal Requirements. Except as would not, individually or in the aggregate, have a BLBX Material Adverse Effect, the BLBX Companies hold all permits, licenses, authorizations, variances, exemptions, orders and approvals from applicable Governmental Bodies which are necessary to the operation of the business of the BLBX Companies.

3.9          Legal Proceedings; Orders.

(a)    Except as set forth in Part 3.9(a)(i) of the BLBX Disclosure Schedule, since January 1, 2023 there has not been, and there is no pending, or threatened in writing, any Legal Proceeding and, to the knowledge of BLBX, no Person has threatened to commence any Legal Proceeding that involves the BLBX Companies.

(b)    There is no Order to which any BLBX Company, or any of the assets owned or used by the BLBX Companies, is subject.  To the knowledge of BLBX, no officer or other key employee of any BLBX Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of BLBX or to any material assets owned or used by the BLBX Companies.

3.10       Title to Assets; Real Property. Except as set forth on Part 3.10 of the BLBX Disclosure Schedule, the BLBX Companies own, and have good, valid and marketable title to, all material tangible assets purported to be owned by the BLBX Companies, including all material tangible assets reflected in the books and records of the BLBX Companies as being owned by the BLBX Companies.  All of said assets are owned by the BLBX Companies free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the BLBX Financials, (ii) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the BLBX Companies, and (iii) Encumbrances described in Part 3.10 of the BLBX Disclosure Schedule.  The BLBX Companies do not own and have never owned any real property, and do not currently hold any interest in real property, except for the leaseholds created under real property leases. The BLBX Companies are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including all assets reflected in the books and records of the BLBX Companies as being leased to the BLBX Companies.

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3.11        Environmental Matters. BLBX is in compliance with all applicable Environmental Laws, which compliance includes the possession by BLBX of all permits and other authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except where the failure to be in compliance would not, individually or in the aggregate, have a BLBX Material Adverse Effect.

3.12        Labor Matters.

(a)    There are no agreements or other arrangements between BLBX and any trade union or other body representing employees.

(b)    The BLBX Companies are in compliance in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, individual independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code in the United States and other Legal Requirements in any jurisdiction in which BLBX employ interim employees).

3.13        BLBX Contracts. BLBX has made available to Evtec an accurate and complete copy of each material Contract to which any BLBX Company is a party or bound (each a “BLBX Contract”).

3.14        Books and Records. The minute books of the BLBX Companies have been made available to Evtec and its counsel and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since January 1, 2020.  Each of the stock certificate books, registers of stockholders and other corporate registers of the BLBX Companies comply in all material respects with the provisions of all applicable Legal Requirements and are complete and accurate in all material respects.

3.15        Insurance.

(a)    Each BLBX Insurance Policy is in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the BLBX Companies would, in accordance with good business practice, customarily insure.  All premiums due and payable under such Insurance Policies have been paid on a timely basis and each BLBX Company is in compliance in all material respects with all other terms thereof.  True, complete and correct copies of such Insurance Policies have been made available to Evtec.

(b)    Except as set forth on Part 3.15(b) of the BLBX Disclosure Schedule, there are no material claims pending, under any Insurance Policy to which any BLBX Company is a party, as to which coverage has been denied or disputed. All material claims thereunder have been noticed in time and since January 1, 2020 BLBX has not been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has BLBX received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

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3.16       Code of Ethics. BLBX has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. BLBX has promptly disclosed any change in or waiver of BLBX’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the knowledge of BLBX, there have been no violations of provisions of BLBX’s code of ethics by any such persons.

3.17      Government Contracts. BLBX has not been suspended or debarred from bidding on contracts with any Governmental Body, and to the knowledge of the BLBX, no such suspension or debarment has been initiated or threatened.  The consummation of the Exchange will not result in any such suspension or debarment of BLBX (assuming that no such suspension or debarment will result solely from the identity of Evtec).

3.18      Related Party Transactions. Except as set forth on Part 3.18 of the BLBX Disclosure Schedule or disclosed in the BLBX’s SEC Documents, no event has occurred since January 1, 2020 that would be required to be reported by BLBX as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K pursuant to the Exchange Act.

3.19        Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Exchange based upon arrangements made by or on behalf of BLBX.

3.20       Disclosure; BLBX Information. None of the information supplied or to be supplied by or on behalf of BLBX for inclusion or incorporation by reference in the Registration Statement, will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact. None of the information supplied or tor be supplied by or on behalf of BLBX for inclusion or incorporated by reference in the Information Statement will, at the time the Stockholder Consent is executed or at the time the Information Statement is first mailed to the BLBX Stockholders, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of the Stockholder Consent which has become false or misleading. Notwithstanding the foregoing, no representation is made by BLBX with respect to the information that has been or will be supplied by Evtec, any Seller or any of their respective Representatives for inclusion in the Registration Statement or Information Statement.

3.21        Exclusivity of Representations; Reliance.

(a)    Except as expressly set forth in this Article 3, neither BLBX nor any Person on behalf of BLBX has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of BLBX or its business in connection with the Contemplated Transactions, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

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(b)    BLBX acknowledges and agrees that, except for the representations and warranties of Evtec set forth in Article 2, neither BLBX nor its Representatives is relying on any other representation or warranty of Evtec, Sellers, or any other Person made outside of Article 2, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Acquisition.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, represents and warrants to Evtec and BLBX as to itself as follows:

4.1        Ownership of Evtec Share Capital. Such Seller is the sole record, legal and beneficial owner of, as of the date hereof, all of the shares of Evtec Share Capital listed next to the name of such Seller on Part 4.1 of the Evtec Disclosure Schedule.  As of the Closing, such Seller will be the sole record, legal and beneficial owner of all of the Evtec Ordinary Shares listed next to the name of such Seller on Part 4.1 of the Evtec Disclosure Schedule. Such Seller is not a party to any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer or otherwise dispose of any of its shares of Evtec Share Capital (other than as set forth in this Agreement) and has good and valid title to all of the shares of Evtec Share Capital held by such Seller and will, as of the Closing, have good and valid title to all Evtec Ordinary Shares issuable in respect of such shares of Evtec Share Capital, in each case free and clear of all Encumbrances.  Subject only to stamping, upon the consummation of the Acquisition, BLBX will acquire good and marketable title to the Evtec Ordinary Shares acquired by BLBX from such Seller, free and clear of all Encumbrances.

4.2          Authority; Non-Contravention.

(a)    If a natural person, such Seller has the requisite legal capacity to enter into this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions.  If not a natural person, (i) such Seller has the requisite corporate, limited liability company or similar power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions and (ii) the execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of such Seller.  This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by Evtec and BLBX, constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b)    The execution and delivery of this Agreement by such Seller does not, and the performance of this Agreement by such Seller will not, conflict with or violate any Organizational Document or Legal Requirement applicable to such Seller or by which its properties are bound or affected.

(c)    Such Seller is not subject to any Insolvency Proceedings.

4.3         Tax Matters. Such Seller has had the opportunity to review with such Seller’s tax advisors the applicable Tax consequences of the Contemplated Transactions, including the purchase of the Evtec Ordinary Shares acquired from such Seller by BLBX.  Such Seller is relying solely on such advisors and not on any statements or representations of BLBX or Evtec or any of their respective Representatives with respect to Tax matters.  Such Seller understands that it (and not BLBX or Evtec) shall be responsible for such Seller’s Tax Liability and any related interest and penalties that may arise as a result of the Contemplated Transactions.

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4.4          Disclosure; Seller Information. None of the information supplied or to be supplied by or on behalf of such Seller for inclusion or incorporation by reference in the Registration Statement, will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact. None of the information supplied or tor be supplied by or on behalf of such Seller for inclusion or incorporated by reference in the Information Statement will, at the time the Stockholder Consent is executed or at the time the Information Statement is first mailed to the BLBX Stockholders, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of the Stockholder Consent which has become false or misleading. Notwithstanding the foregoing, no representation is made by such Seller with respect to the information that has been or will be supplied by any other Seller, any of the BLBX Companies, Evtec or any of their respective Representatives for inclusion in the Registration Statement or the Information Statement.

4.5          Ownership of BLBX Capital Stock; Affiliates. Such Seller (including such Seller’s Affiliates) does not own, directly or indirectly, beneficially or of record, any shares of BLBX Common Stock or any other economic interest (through derivative securities or otherwise) in, BLBX. Except as set forth on Part 4.5 of the Evtec Disclosure Schedule, no Seller is an “affiliate” of any other Seller as such term is defined in Rule 12b-2 of the Exchange Act.

4.6          Exclusivity of Representations; Reliance.

(a)    Except as expressly set forth in this Article 4, neither Sellers nor any Person on behalf of Sellers has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of BLBX or any of its Subsidiaries or Sellers in connection with the Contemplated Transactions, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)    Each Seller acknowledges and agrees that, except for the representations and warranties of BLBX set forth in Article 3, none of such Seller or any of such Seller’s Representatives are relying on any other representation or warranty of BLBX or any other Person made outside of Article 3, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

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ARTICLE 5
CONDUCT OF BUSINESS PENDING THE CLOSING

5.1          Conduct of BLBX Business. Except (i) as set forth on Part 5.1 of the BLBX Disclosure Schedule, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Legal Requirements or (iv) unless Evtec shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing (the “Pre-Closing Period”), BLBX shall, and shall cause its Subsidiaries to, conduct their respective businesses and operations (a) in the ordinary course of business consistent with past practice; and (b) in compliance in all material respects with all applicable Legal Requirements and requirements of all Contracts that constitute BLBX Contracts.  In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement (including the actions set forth on Part 5.1 of the BLBX Disclosure Schedule), or with the prior written consent of Evtec (which consent shall not be unreasonably withheld, delayed or conditioned), BLBX will not, and will not permit its Subsidiaries to:

(a)    amend or otherwise change any of the Organizational Documents of BLBX or effect or be a party to any merger, consolidation, share exchange business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(b)    issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) (except for the issuance of shares of BLBX Common Stock issuable pursuant to BLBX Options or BLBX RSUs in accordance with the terms under the BLBX Incentive Plan or pursuant to BLBX Warrants, as the case may be, which BLBX Options, BLBX RSUs or BLBX Warrants, as the case may be, are outstanding on the date hereof);

(c)    extend credit for borrowed money to any Person or incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of any other Person or sell, pledge, dispose of or create an Encumbrance with respect to any assets (except for Encumbrances created by operation of law or dispositions of obsolete or worthless assets);

(d)    accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of any BLBX Options or BLBX Warrants or authorize cash payments in exchange for any BLBX Options or BLBX Warrants, except as may be required under any BLBX Incentive Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(e)    (i)  declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (other than the issuance of the CVRs in accordance with this Agreement and the CVR Agreements), except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the BLBX Reverse Stock Split if applicable) or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(f)    sell, assign, transfer, license, sublicense or otherwise dispose of any IP Rights, other than in the ordinary course of business (which shall include material transfer agreements, services agreements, non-disclosure agreements and other ordinary course Contracts with non-exclusive licenses);

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(g)    except for the incorporation of Blackbox Operating, acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets or any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(h)    forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(i)    except as may be required under the BLBX Incentive Plan, and BLBX Contract or this Agreement or as may be required by applicable Legal Requirements, (i) increase the compensation payable or to become payable to its directors, officers, employees or consultants, (ii) grant any severance, change in control, retention or termination pay to, or enter into any employment, severance or similar agreement with, any director, officer, employee or consultant, (iii) hire any new employee or consultant whose annual base salary is more than $150,000 per year, (iv) establish, adopt, enter into, terminate or amend in any material respect any collective bargaining or similar agreement or the BLBX Incentive Plan, or take any action to accelerate the time of payment or vesting of any compensation or benefits or take any action to fund or secure the funding of any compensation or benefits (other than qualified retirement plan benefits);

(j)    take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(k)    (i)  make or change any material Tax election inconsistent with past practices, (ii) change any material Tax accounting method, or (iii) settle or compromise any material federal, state, local or foreign Tax Liability, except, in the case of clauses (i) and (ii), as required by Legal Requirements;

(l)    pay, discharge or satisfy any claims or Liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the BLBX Financials, or incurred in the ordinary course of business and consistent with past practice;

(m)    initiate any litigation, action, suit, proceeding, claim or arbitration (each, an “Action”), or settle or agree to settle any Action, other than any settlement which (i) provides a complete release of all claims against BLBX, and (ii) that does not involve the payment of any amount by BLBX in excess of $100,000 (after giving effect to any insurance coverage applicable to such settlement) (except for any Action arising out of or related to this Agreement or the Contemplated Transactions);

(n)    fail to make any material payment with respect to any of BLBX’s or any of its Subsidiaries’ accounts payable or indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices;

(o)    enter into or amend a Contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions; or

(p)    take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(p) above.

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The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give Evtec, directly or indirectly, the right to control or direct the operations of any BLBX Company prior to the Closing, (ii) prior to the Closing, each BLBX Company shall exercise, consistent with the terms and conditions of this Agreement, complete control over its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Evtec will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements.

5.2         Conduct of Evtec Business. Except as set forth on Part 5.2 of the Evtec Disclosure Schedule, as expressly contemplated by this Agreement, as required by applicable Legal Requirements or unless BLBX shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Evtec shall, and shall cause its Subsidiaries to, conduct their respective businesses and operations (a) in the ordinary course of business consistent with past practice, and (b) in compliance in all material respects with all applicable Legal Requirements and the requirements of all Contracts that constitute Evtec Contracts.  In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement (including the actions set forth on Part 5.2 of the Evtec Disclosure Schedule), or with the prior written consent of BLBX (which consent shall not be unreasonably withheld, delayed or conditioned), Evtec will not, and will not permit its Subsidiaries to:

(a)    amend or otherwise change any of the Organizational Documents of Evtec or effect or be a party to any merger, consolidation, share exchange business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(b)    issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest);

(c)    redeem, repurchase or otherwise acquire, directly or indirectly, any shares in the Evtec Share Capital except, for the avoidance of doubt, the Contemplated Transactions;

(d)    extend credit for borrowed money to any Person or incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance with respect to any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (ii) Encumbrances created by operation of law or dispositions of obsolete or worthless assets);

(e)    accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or authorize cash payments in exchange for any options;

(f)    (i)  declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any shares in the Evtec Share Capital, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any shares in the Evtec Share Capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares in the Evtec Share Capital or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing except, for the avoidance of doubt, the Contemplated Transactions;

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(g)    sell, assign, transfer, license, sublicense or otherwise dispose of any Evtec IP Rights, other than in the ordinary course of business (which shall include material transfer agreements, services agreements, non-disclosure agreements and other ordinary course Contracts with non-exclusive licenses);

(h)    materially change any royalty payments charged by Evtec or materially change any royalty payments charged by Persons who have licensed IP Rights to Evtec other than in the ordinary course of business;

(i)    form any Subsidiary;

(j)    acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets or any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(k)    forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(l)    take any action, other than as required by applicable Legal Requirements, IFRS or GAAP, to change accounting policies or procedures;

(m)    (i)  make or change any material Tax election inconsistent with past practices, (ii) change any material Tax accounting method, or (iii) settle or compromise any material federal, state, local or foreign Tax Liability, except, in the case of clauses (i) and (ii), as required by Legal Requirements;

(n)    pay, discharge or satisfy any claims or Liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of Liabilities incurred in the ordinary course of business and consistent with past practice or otherwise incurred in connection with the Contemplated Transactions;

(o)    other than in the ordinary course of business, enter into, materially amend or terminate any Evtec Contract;

(p)    enter into or amend a Contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;

(q)    settle or agree to settle any Action, other than in the ordinary course of business (except, subject to Section 6.20, for any Action arising out of or related to this Agreement or the Contemplated Transactions);

(r)    take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (q) above.

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give BLBX, directly or indirectly, the right to control or direct the operations of Evtec prior to the Closing, (ii) prior to the Closing, Evtec shall exercise, consistent with the terms and conditions of this Agreement, complete control over its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of BLBX will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements.

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ARTICLE 6
ADDITIONAL AGREEMENTS

6.1          Registration Statement; Information Statement.

(a)    On or before sixty (60) days after the date of this Agreement, (i) BLBX, in cooperation with Evtec, shall use reasonable efforts to promptly prepare and file with the SEC a preliminary information statement relating to the BLBX Stockholder Consent to be executed in connection with the Contemplated Transactions (the definitive form of such information statement, together with any amendments thereof or supplements thereto, the “Information Statement”) and (ii) BLBX, in cooperation with Evtec, shall use reasonable efforts to promptly prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Information Statement shall be included as a part (the Information Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of BLBX Common Stock to be issued in the Contemplated Transactions. In connection with the preparation of the Registration Statement, Evtec shall promptly prepare and deliver any financial statements necessary to meet applicable filing requirements.  BLBX will, reasonably promptly following the receipt thereof, make available to Evtec any SEC correspondence related to the Registration Statement.  Each of BLBX and Evtec shall use their commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other Legal Requirements in connection with the issuance of shares of BLBX Common Stock in the Contemplated Transactions.  Each of BLBX, Evtec and Sellers shall furnish all information concerning such Party, such Party’s Subsidiaries and such Party’s directors, executive officers and shareholders, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the Registration Statement.  BLBX covenants and agrees that the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Evtec covenants and agrees that the information supplied by Evtec to BLBX for inclusion in the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, BLBX makes no covenant, representation or warranty with respect to statements made in the Registration Statement, if any, based on information provided by or on behalf of Evtec or any of its Representatives for inclusion therein.  BLBX shall use commercially reasonable efforts to cause the Information Statement to be mailed to its stockholders as promptly as practicable (but within five (5) Business Days) after the Registration Statement is declared effective by the SEC.   If BLBX or Evtec become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement, then such party shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the BLBX Stockholders.

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(b)    Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, BLBX shall provide Evtec a reasonable opportunity to review and comment on such document or response and shall discuss with Evtec and include in such document or response, comments reasonably and promptly proposed by Evtec.  BLBX will advise Evtec, promptly after BLBX receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of BLBX Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.2         Access to Information; Confidentiality. During the Pre-Closing Period, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such Party is subject, BLBX and Evtec each shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to, afford to the Representatives of the other, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including Tax records) and, during such period, BLBX and Evtec each will furnish promptly to the other all information concerning its business, properties and personnel as such other Party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either Party may reasonably request.  Any investigation conducted by BLBX or Evtec pursuant to this Section 6.2 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other Party.  Each Party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between Evtec and BLBX, which agreement the parties agree will continue in full force following the date of this Agreement.  Notwithstanding anything herein to the contrary in this Section 6.3, no access or examination contemplated by this Section 6.2 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Legal Requirement; provided, that such Party or its Subsidiary: (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver; (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information); and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

6.3          Regulatory Approvals and Related Matters.

(a)    Each Party will promptly file all notices, reports and other documents required to be filed by such Party with any Governmental Body with respect to the Contemplated Transactions, and submit promptly any additional information requested by any such Governmental Body.  Each of Evtec and BLBX will notify the other promptly upon the receipt of (and, if in writing, share a copy of) any communication received by such Party from, or given by such Party to, any Governmental Bodies and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the Contemplated Transactions.  Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Contemplated Transactions under any applicable foreign Legal Requirement relating to antitrust or competition matters.  BLBX and Evtec shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.  Each of Evtec and BLBX will give the other prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to any of the Contemplated Transactions, will keep the other reasonably informed as to the status of any such Legal Proceeding or threat, and, in connection with any such Legal Proceeding, will permit authorized representatives of the other to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

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(b)    Upon the terms and subject to the conditions set forth in this Agreement and subject to this Section 6.3(b), each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Article 7, consummate the Acquisition and make effective the other Contemplated Transactions (provided that no Party will be required to waive any of the conditions set forth in Article 7, as applicable, as part of its obligations to consummate the Contemplated Transactions).  Without limiting the generality of the foregoing, but subject to this Section 6.3(b), each Party agrees to use its commercially reasonable efforts to: (i) as promptly as practicable, prepare and file all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Contemplated Transactions; and (iii) lift any restraint, injunction or other legal bar to the Contemplated Transactions.

6.4          Director Indemnification and Insurance.

(a)    From the Closing through the sixth (6th) anniversary of the Closing Date, BLBX shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a director or officer of Evtec or BLBX (the “D&O Indemnified Parties”), against all claims, losses, Liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Evtec, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Legal Requirement, and Evtec’s or BLBX Company’s Organizational Documents, as applicable.  Each D&O Indemnified Party will, to the fullest extent permitted under applicable Legal Requirements and Evtec’s or BLBX Company’s Organizational Documents, as applicable, be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the applicable BLBX Company and Evtec, jointly and severally, upon receipt by BLBX or Evtec from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by applicable Legal Requirement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)    From and after the Closing, BLBX shall maintain directors’ and officers’ liability insurance policies (at Evtec’s expense) for BLBX and its Subsidiaries, including Evtec and its Subsidiaries, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to BLBX. In addition, prior to the Closing, BLBX shall purchase and fully pre-pay (at Evtec’s expense up to $255,000, with any remaining expense borne by BLBX) a “tail” endorsement for BLBX’s existing directors’ and officers’ insurance policies and BLBX’s existing fiduciary liability insurance policies, in each case, that provides a six-year extended reporting period from and after the Closing for claims first made against an individual insured for any alleged or actual wrongful act(s) that occurred prior to the Closing (including in connection with this Agreement) (the “D&O Tail”).  In the event the D&O Tail is not available to be purchased from BLBX’s existing directors’ and officers’ and/or fiduciary liability insurer(s) then BLBX shall obtain and fully pre-pay (at Evtec’s expense) the premium for directors’ and officers’ and fiduciary liability insurance policies which would be the equivalent of the D&O Tail with coverage that is substantially equivalent to and in any event not less favorable than the BLBX’s current existing directors’ and officers’ and fiduciary liability insurance and which cannot be cancelled for any reason. Additionally, Evtec will obtain run-off “tail” endorsements to its current directors’ and officers’ insurance policies (or runoff or “tail” policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of Evtec) with respect to acts or failures to act prior to the Closing.  Notwithstanding the foregoing, Evtec shall not be required to pay or reimburse BLBX for more than $255,000 for any D&O Tail referred to in this Section 6.4(b). BLBX shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the Persons referred to in this Section 6.4 in connection with their enforcement of their rights provided in this Section 6.4 but only if and to the extent that such Persons are successful on the merits of such enforcement action.

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(c)    The provisions of this Section 6.4 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Evtec and BLBX by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(d)    This Section 6.4 is intended to be (i) for the benefit of, and shall be enforceable by, the D&O Indemnified Parties, their heirs and personal representatives and shall be binding on Evtec, BLBX and their respective successors and assigns, (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any D&O Indemnified Party may have by contract or otherwise, including indemnification agreements that BLBX or Evtec have entered into with any of their respective directors or officers, and (iii) may not be amended, altered or repealed after the Closing without the prior written consent of the affected D&O Indemnified Party (provided that, for the avoidance of doubt, such amendment, alteration or repeal prior to the Closing shall be governed by Section 9.2).

(e)    In the event BLBX or Evtec or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of BLBX or Evtec, as the case may be, shall succeed to the obligations set forth in this Section 6.4.

6.5          Notification of Certain Matters.

(a)    BLBX will give prompt notice to Evtec and each Seller, Evtec will give prompt notice to BLBX and each Seller will give prompt notice to Evtec and BLBX, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in a manner that causes the condition set forth in Section 7.2(b) or Section 7.3(b), as applicable, not to be satisfied, and (ii) any failure of BLBX, Evtec or such Seller, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

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(b)    BLBX, Evtec and each Seller will give prompt notice to the other of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Acquisition; (ii) any notice or other communication from any Governmental Body in connection with the Acquisition; (iii) any litigation relating to or involving or otherwise affecting BLBX, Evtec or such Seller that relates to the Contemplated Transactions; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a BLBX Contract or an Evtec Contract, as applicable; and (v) any change that would be considered reasonably likely to result in a BLBX Material Adverse Effect or an Evtec Material Adverse Effect, as applicable.

(c)    No notification given to a Party pursuant to this Section 6.5 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Party providing such notification or any of such Party’s Subsidiaries contained in this Agreement or the BLBX Disclosure Schedule or the Evtec Disclosure Schedule, as appropriate, for purposes of Section 7.2 or Section 7.3, as appropriate.  The failure by a Party to give a notification required under this Section 6.5 or any delay in providing such a required notification shall not be treated as a breach of covenant for the purposes of Section 7.2(a) or Section 7.3(a), as applicable, unless such failure or delay results in material prejudice to another Party.

6.6          Public Announcements. The initial press release relating to this Agreement shall be a joint press release, and thereafter Evtec and BLBX will consult with each other before issuing any press release or otherwise making any public statements (including disclosure under the Securities Act or Exchange Act) with respect to the Acquisition or this Agreement.  No Party shall, and no Party shall permit any of its Subsidiaries or Representatives to, issue any press release or make any such public statement (to any customers or employees of such Party, to the public or otherwise) relating to the Acquisition without the prior consent of, in the case of (i) BLBX, Evtec, (ii) Evtec, BLBX or (iii) a Seller, Evtec and BLBX, which will not be unreasonably withheld, conditioned or delayed; provided, however, that (A) on the advice of outside legal counsel, BLBX may issue a press release or public statement without the consent of Evtec if BLBX, with the advice of outside legal counsel, reasonably determines is required by Legal Requirements or otherwise made in connection with the termination of this Agreement and (B) other than a press release announcing the termination of this Agreement or a subsequent press release relating to such termination, any press release or public statement relating to the Acquisition to be issued without the consent of Evtec pursuant to clause (A) shall be subject to reasonable prior notice to and review of Evtec and BLBX shall consider any and all reasonable comments of Evtec thereon in good faith.  Notwithstanding the foregoing, each of BLBX and Evtec may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by BLBX or Evtec in compliance with this Section 6.6 and such statements do not result in the requirement to amend or supplement the Registration Statement or the Information Statement and are not deemed to be a “free-writing prospectus” as such term is defined under the Securities Act.  .

6.7         Conveyance Taxes. Each Party will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Acquisition that are required or permitted to be filed on or before the Closing or in relation to stamp Taxes in respect of the transfers of (or agreement to transfer) the Evtec Ordinary Shares after the Closing.  Without limiting the generality of the forgoing, BLBX shall not have any Liability for any Tax incurred by Evtec or any Seller in connection with the Acquisition.

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6.8          Board of Directors; Officers and Employees. Until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements, the Parties shall use reasonable best efforts and take all necessary action so that the Persons listed in Schedule 6.8 are elected or appointed, as applicable, to the positions of officers and directors of BLBX, as set forth therein, to serve in such positions effective as of the Closing.  If any Person listed in Schedule 6.8 is unable or unwilling to serve as officer or director of BLBX, as set forth therein, the Party appointing such Person (as set forth on Schedule 6.8) shall designate a successor.

6.9          Non-Solicitation by BLBX and Evtec.

(a)    Non-Solicitation by BLBX.

(i)    During the Pre-Closing Period, BLBX will not and will not authorize or permit any Representative of BLBX, directly or indirectly, to (i) solicit or initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding BLBX to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement providing for or otherwise relating to any Acquisition Transaction (other than an Acceptable BLBX Confidentiality Agreement); BLBX shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Evtec, Sellers and their respective Affiliates) conducted heretofore by BLBX or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, BLBX will immediately discontinue access by any Person (other than Evtec, Sellers and their respective Affiliates) to any data room (virtual or otherwise) established by BLBX or its Representatives for such purpose.  Without limiting the generality of the foregoing, BLBX acknowledges and agrees that in the event any Representative of BLBX (or its Subsidiaries) takes any action that, if taken by BLBX (or its Subsidiaries), would constitute a breach of this Section 6.9(a)(i), the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.9(a)(i) by BLBX for purposes of this Agreement.

(ii)    During the Pre-Closing Period, BLBX will promptly (and in no event later than forty-eight (48) hours after receipt of any Acquisition Proposal or any inquiry or indication of interest that BLBX reasonably expects to lead to an Acquisition Proposal) advise Evtec orally and in writing of any Acquisition Proposal or inquiry or indication of interest that BLBX reasonably expects to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, inquiry or indication of interest, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period.  BLBX will keep Evtec informed, on a prompt basis, in all material respects with respect to the status of any such Acquisition Proposal, inquiry or indication of interest and any modification or proposed modification thereto.

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(b)    Non-Solicitation by Evtec.

(i)    During the Pre-Closing Period, Evtec will not and will not authorize or permit any of its Subsidiaries or authorize any Representative of Evtec, directly or indirectly, to (v) solicit or initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of any Evtec Acquisition Proposal or take any action that would reasonably be expected to lead to an Evtec Acquisition Proposal, (w) furnish any nonpublic information regarding Evtec to any Person in connection with or in response to an Evtec Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Evtec Acquisition Proposal, (x) engage in discussions or negotiations with any Person with respect to any Evtec Acquisition Proposal, (y) approve, endorse or recommend any Evtec Acquisition Proposal or (z) enter into any letter of intent or similar document or any agreement providing for or otherwise relating to any transaction described in the definition of “Evtec Acquisition Proposal”, taking into account the proviso in such definition.  Evtec shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than BLBX and its respective Affiliates) conducted heretofore by Evtec or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Evtec Acquisition Proposal or which could reasonably be expected to lead to an Evtec Acquisition Proposal, and, in connection therewith, Evtec will immediately discontinue access by any Person (other than BLBX and its respective Affiliates) to any data room (virtual or otherwise) established by Evtec or its Representatives for such purpose.  Without limiting the generality of the foregoing, Evtec acknowledges and agrees that in the event any Representative of Evtec (or its Subsidiaries), takes any action that, if taken by Evtec (or its Subsidiaries) would constitute a breach of this Section 6.9(b)(i), the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.9(b)(i) by Evtec for purposes of this Agreement.

(ii)    During the Pre-Closing Period, Evtec will promptly (and in no event later than forty-eight (48) hours after receipt of any Evtec Acquisition Proposal or any inquiry or indication of interest that Evtec reasonably expects to lead to an Evtec Acquisition Proposal) advise BLBX orally and in writing of any Evtec Acquisition Proposal or inquiry or indication of interest that Evtec reasonably expects to lead to an Evtec Acquisition Proposal (including the identity of the Person making or submitting such Evtec Acquisition Proposal, inquiry or indication of interest, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period.  Evtec will keep BLBX informed, on a prompt basis, in all material respects with respect to the status of any such Evtec Acquisition Proposal, inquiry or indication of interest and any modification or proposed modification thereto.

6.10        Reserved. .

6.11        Post Closing Financing. Subsequent to the Closing, BLBX shall not issue any convertible debt securities or convertible preferred stock that is convertible into common stock at a variable rate or a rate that is lower than the fair market value of the Company’s common stock at the time of issuance for a period of six (6) months.

6.12        [Reserved].

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6.13       Listing; Symbol. BLBX will use its commercially reasonable efforts to cause (a) the shares of BLBX Common Stock to be issued in connection with the Acquisition to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Closing and (b) the BLBX Common Stock to be listed on Nasdaq under a symbol chosen by Evtec prior to the date hereof at or as promptly as possible after the Closing.

6.14        Allocation Certificate. Evtec will prepare and deliver to BLBX, at least five (5) Business Days prior to the Closing, a certificate signed by a duly authorized director of Evtec, in a form reasonably acceptable to BLBX which sets forth (a) a true and complete list of Sellers immediately prior to the Closing and the number Evtec Shares owned by each such Seller, and (b) the allocation of the Acquisition Consideration among Sellers pursuant to the Acquisition (the “Allocation Certificate”).

6.15        Disclosure Schedules. Each of BLBX and Evtec may in its discretion, for informational purposes only, supplement the information set forth on the BLBX Disclosure Schedule or Evtec Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the BLBX Disclosure Schedule or Evtec Disclosure Schedule, as applicable, on the date hereof or that is necessary to correct any information in the BLBX Disclosure Schedule or Evtec Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof.   Any amended or supplemented disclosure shall not be deemed to modify the representations and warranties of BLBX, Evtec or Sellers for purposes of Section 7.2(a) and 7.3(a) or any other provision of this Agreement.

6.16       Tax Matters. For U.S. federal income Tax purposes, the Parties intend that the Acquisition shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. The Parties shall use their commercially reasonable efforts, and shall cause their respective Affiliates to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Acquisition to qualify as a reorganization within the meaning of Section 368(a) of the Code and no Party shall take any position on any Tax Return that is inconsistent with such treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. None of the Parties makes any representation regarding whether the Acquisition will so qualify. The Parties acknowledge that each Party is relying solely on its own Tax advisors in connection with this Agreement, the Acquisition, and the other transactions and agreements contemplated hereby. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).  Notwithstanding anything herein to the contrary in this Agreement, no Party shall take, or omit to take, any action that could reasonably be expected to prevent or impede the Acquisition from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

6.17        Legends. Only to the extent required by the Securities Act, the certificates (or uncertificated book-entries, as applicable) representing shares of BLBX Common Stock issued pursuant to this Agreement shall bear the following legend (along with any other legends that may be required under applicable state and federal corporate and securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE, DISTRIBUTION OR OTHER TRANSFER, PLEDGE OR HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

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6.18        Restrictions on Transfer. Each Seller covenants and agrees for the benefit of BLBX that during the Pre-Closing Period, such Seller will not, directly or indirectly offer, sell, transfer (whether by merger, operation of law or otherwise), pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding, directly or indirectly, with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of any shares in the Evtec Share Capital, any security convertible into or exercisable or exchangeable for, or that represents the right to receive, shares in the Evtec Share Capital, or any interest in any of the foregoing; or take any other action with respect to shares in the Evtec Share Capital, any security convertible into or exercisable or exchangeable for, or that represents the right to receive, shares in the Evtec Share Capital, or any interest in any of the foregoing, that would in any way restrict, limit, or interfere with the performance of such Seller’s obligations hereunder or the Contemplated Transactions unless (i) such assignment or transfer is made in accordance with applicable Legal Requirements and in compliance with any contractual restriction upon the assignment or transfer of such shares, securities or interests, including, where applicable, restrictions contained in the Articles of Association, (ii) the transferee  has first executed a Joinder Agreement substantially in the form attached hereto as Exhibit F (“Joinder Agreement”).

6.19       BLBX Reverse Stock Split. If mutually agreed, BLBX shall use commercially reasonable efforts to seek stockholder approval necessary to adopt an amendment to BLBX’s Organizational Documents to authorize the board of directors of BLBX to effect a BLBX Reverse Stock Split and BLBX shall take such other actions as shall be reasonably necessary to effectuate the BLBX Reverse Stock Split if agreed by mutual consent of Evtec and BLBX.

6.20      Stockholder Litigation. During the Pre-Closing Period, BLBX shall (a) advise Evtec in writing of any stockholder litigation against it or its directors relating to this Agreement or the Contemplated Transactions promptly after becoming aware of any such litigation and shall keep Evtec apprised regarding developments in such stockholder litigation and (b) give Evtec the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the Contemplated Transactions, and shall not settle any such litigation without Evtec’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.21        Blackbox Operating. BLBX shall organize Blackbox Operating under the name Blackbox.io Inc., as a Delaware corporation and wholly owned subsidiary of BLBX prior to Closing, and contribute all current pre-Closing business assets of BLBX to Blackbox Operating and cause Blackbox Operating to assume all pre-Closing business liabilities of BLBX, other than any BLBX assets or BLBX liabilities that are required by BLBX in order to operate as a public or Nasdaq listed company, each of which are listed on Schedule 6.21. BLBX shall provide Evtec with a list and/or copies of such contracts upon request. All employees and independent contractors of BLBX prior to the Closing, with the exception of Robert L. Winspear, shall be transferred prior to the Closing to be employees and contractors of Blackbox Operating. Blackbox Operating shall assume and retain any and all liabilities associated with such employees and contractors, whether created prior to, at or after the Closing, including all liabilities associated with their transfer, any change in control bonuses, retention or similar payments, as well as any unpaid but earned or accrued amounts for benefits, wages, or other compensation (including the employer portion of any employment or social security Taxes with respect to such amounts). Blackbox Operating shall indemnify BLBX for any liabilities assumed by Blackbox Operating and liabilities incurred by BLBX prior to Closing. At Closing, the current assets of BLBX less the current and long term operating liabilities of BLBX shall not be less than $0 on an unconsolidated basis, exclusive of Blackbox Operating, and the same will be shown on the balance sheet delivered pursuant to Section 7.2(h).

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ARTICLE 7
CONDITIONS TO THE CLOSING

7.1          Conditions to Obligation of Each Party to Effect the Acquisition. The respective obligations of each Party to effect the Acquisition will be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)    No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) preventing the consummation of the Acquisition shall have been issued by any court of competent jurisdiction and remain in effect; and there will not be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

(b)    Stockholder Consent.  The BLBX Stockholder Approval Matters will have been duly approved by the execution of the Stockholder Consent and any requisite time required after delivery of the Information Statement to the BLBX Stockholders prior to the consummation of the Contemplated Transactions under the Exchange Act shall have elapsed.

(c)    Effective Registration Statement and Information Statement.  The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose that may have been initiated by the SEC shall remain unresolved, and, (i) the SEC shall have issued no order suspending the use of the Information Statement, and (ii) no proceeding in respect of the Information Statement that may have been initiated by the SEC shall remain unresolved.

(d)    Listing; Symbol.  The shares of BLBX Common Stock to be issued in connection with the Acquisition shall be approved for listing on Nasdaq, subject to consummation of the Acquisition and official notice of issuance.

(e)    Regulatory Approvals.  All domestic and foreign antitrust approvals, to the extent applicable, shall have been obtained.

7.2          Additional Conditions to Obligations of Evtec and Sellers. The obligation of Evtec and Sellers to effect the Acquisition is also subject to the following conditions:

(a)    Representations and Warranties.  (i) The representations and warranties of BLBX contained in Sections 3.1(b) and 3.1(c) (Organization and Qualification; Charter Documents), Section 3.2 (Capital Structure) and Sections 3.3(a), 3.3(b), 3.3(c)(i) and 3.3(c)(ii) (Authority; Non-Contravention; Approvals) (other than, with respect to the representations and warranties contained in Section 3.2, inaccuracies that are de minimis, individually or in the aggregate) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), and (ii) the other representations and warranties of BLBX contained in this Agreement or in any certificate or other agreement delivered by BLBX pursuant hereto shall be true and correct at and as of the date hereof and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “BLBX Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, a BLBX Material Adverse Effect.

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(b)    Agreements and Covenants.  BLBX will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)    BLBX Material Adverse Effect.  Since the date hereof no BLBX Material Adverse Effect shall have occurred and be continuing.

(d)    Other Deliveries.  Evtec will have received certificates of good standing (or equivalent documentation) of BLBX in its jurisdiction of organization and each foreign jurisdiction in which it is qualified, a certified copy of BLBX’s Articles of Incorporation, a certificate as to the incumbency of directors and officers and the adoption of resolutions of the board of directors of BLBX approving this Agreement and the consummation of the Acquisition, and a certificate executed by a duly authorized officer of BLBX confirming that the conditions set forth in Sections 7.2(a), 7.2(b), 7.2(c), 7.2(d), 7.2(f), and 7.2(g),  have been duly satisfied.

(e)    BLBX Officers and Board of Directors. Evtec will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of BLBX and the resigning officers of BLBX listed on Schedule VI, pursuant to which each such person will resign as a member of the board of directors of BLBX and as an officer of BLBX, as applicable, effective as of the Closing, and BLBX’s board of directors will have adopted a resolution removing each officer of BLBX listed on Schedule VI from their respective positions as officers of BLBX effective as of the Closing.  BLBX shall have caused the board of directors of BLBX to be constituted as set forth in Section 6.8 effective as of the Closing.

(f)    Suspension in Trading or Listing.  No delisting or suspension in trading of BLBX Common Stock on Nasdaq shall have occurred and be continuing.

(g)    Assignment of BLBX Contracts. BLBX shall cause all BLBX Contracts to be assigned to Blackbox Operating prior to Closing, except for any BLBX Contracts that are primarily related to or required by BLBX in order to operate as a public or Nasdaq listed company. BLBX shall provide Evtec with a list and/or copies of such contracts upon request. Blackbox Operating shall be responsible for all liabilities incurred by BLBX prior to Closing.

(h)    Pro-Forma Balance Sheet. BLBX shall, on the tenth day prior to Closing, deliver to Evtec a pro-forma consolidating balance sheet presenting the forecasted financial position of BLBX with separate columns for Blackbox Operating and BLBX (as parent) immediately prior to Closing.

(i)    Employment Agreement. BLBX shall, effective as of the Closing, enter into an employment agreement with Robert L. Winspear on terms reasonably acceptable to Evtec.

7.3          Additional Conditions to Obligations of BLBX. The obligation of BLBX to effect the Acquisition is also subject to the following conditions:

(a)    Representations and Warranties.  (i) The representations and warranties of Evtec contained in Sections 2.1(b) and 2.1(c) (Organization and Qualification; Charter Documents), Section 2.2 (Capital Structure) and Sections 2.3(a), 2.3(b)(i), and 2.3(b)(ii) (Authority; Non-Contravention; Approvals) and the representations and warranties of Sellers contained in Sections 4.1 (Ownership of Evtec Share Capital), and 4.2 (Authority; Non-Contravention) (other than, with respect to the representations and warranties contained in Sections 2.2 and 4.1, inaccuracies that are de minimis, individually or in the aggregate) shall have been true and correct in all respects at and as of the date hereof and shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), and (ii) the other representations and warranties of Evtec and Sellers contained in this Agreement or in any certificate or other agreement delivered by Evtec or Sellers, as applicable, pursuant hereto shall have been true and correct in all respects at and as of the date hereof and shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “Evtec Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, an Evtec Material Adverse Effect.

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(b)    Agreements and Covenants.  Evtec and Sellers will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c)    Evtec Material Adverse Effect.  Since the date hereof no Evtec Material Adverse Effect shall have occurred and be continuing.

(d)    Other Deliveries.

(i)    BLBX will have received: certificates of good standing (or equivalent documentation) of Evtec in its jurisdiction of organization and each foreign jurisdiction in which it is qualified, a certified copy of the Articles of Association of Evtec; a certified copy of the register directors, certified copies of the resolutions of the boards of directors of Evtec approving the Acquisition, and a certificate executed by duly authorized directors of Evtec confirming that the conditions set forth in Sections 7.3(a) and 7.3(b) have been duly satisfied.

(ii)    Sellers shall have delivered to the Exchange Agent duly executed transfers in favor of BLBX of all of the Evtec Ordinary Shares and the duly executed powers of attorney or other authorities under which any of the transfers have been executed;

(iii)    Sellers shall have delivered to the Exchange Agent the share certificates representing the Evtec Ordinary Shares (or the indemnity for lost certificates pursuant to Section 1.7(b)); and

(iv)    Sellers shall have delivered to the Exchange Agent or BLBX such waivers or consents as may be necessary to enable BLBX or its nominee(s) to become the registered holder of all of the Evtec Ordinary Shares and such share certificates (or indemnities for lost share certificates) and stock transfer forms as may be required to give a good title to the Evtec Ordinary Shares and to enable BLBX or its nominee(s), subject to stamping, to become the registered holders of them.

(e)    Allocation Certificate.  Duly authorized directors of Evtec will have executed and delivered to BLBX the Allocation Certificate.

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(f)    Consummation of Evtec Pre-Closing Financing. Prior to or concurrent with the Closing Date, Evtec shall have raised not less than $5,000,000 of equity financing.

(g)    Compliance With Binding LOI Amendment. Evtec shall be in full compliance with and shall have satisfied all of its obligations set forth in the Binding Amendment to the Binding Letter of Intent Dated November 21, 2023 (the “Binding LOI Amendment”)

ARTICLE 8
TERMINATION

8.1          Termination. This Agreement may be terminated and the Acquisition may be abandoned, at any time prior to the Closing, notwithstanding approval thereof by the BLBX Stockholders:

(a)    by mutual written consent of BLBX and Evtec duly authorized by each of their respective boards of directors;

(b)    by either Evtec or BLBX, after the End Date (hereinafter defined), if the Acquisition has not been consummated (provided that the right to terminate this Agreement under this Section 8.1(b) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Acquisition to occur on or before such date;  and provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) days prior to the End Date, each of BLBX and Evtec shall be entitled to extend the period for termination of this Agreement pursuant to this Section 8.1(b) for an additional sixty (60) days);

(c)    by either Evtec or BLBX if a Governmental Body has issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition;

(d)    by Evtec upon breach of any of the representations, warranties, covenants or agreements on the part of BLBX set forth in this Agreement, or if any representation or warranty of BLBX will have become inaccurate, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by BLBX, then this Agreement will not terminate pursuant to this Section 8.1(d) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by Evtec to BLBX of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 8.1(d);

(e)    by BLBX upon breach of any of the representations, warranties, covenants or agreements on the part of Evtec or Sellers set forth in this Agreement, or if any representation or warranty of Evtec or Sellers will have become inaccurate, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Evtec or Sellers, then this Agreement will not terminate pursuant to this Section 8.1(e) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by BLBX to Evtec of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 8.1(e);

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(f)    by BLBX, if there will have occurred any Evtec Material Adverse Effect since the date hereof; provided, however, such termination shall only be effective if such Evtec Material Adverse Effect, if curable, is not cured within thirty (30) days following the date of written notice given by BLBX to Evtec of such Evtec Material Adverse Effect and its intention to terminate this Agreement pursuant to this Section 8.1(f); or

(g)    by Evtec, if there will have occurred any BLBX Material Adverse Effect since the date hereof; provided, however, such termination shall only be effective if such BLBX Material Adverse Effect, if curable, is not cured within thirty (30) days following the date of written notice given by Evtec to BLBX of the occurrence of such BLBX Material Adverse Effect and its intention to terminate this Agreement pursuant to this Section 8.1(g).

8.2          Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void and there will be no Liability on the part of any Party or any of its Affiliates, directors, officers or stockholders except (i) as set forth in Sections 8.2 and 8.3 and (ii) for any Liability for any knowing breach of any representation, warranty, covenant or obligation contained in this Agreement.  No termination of this Agreement will affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article 8 and in addition to Article 9, survive termination of this Agreement in accordance with its terms.

8.3          Expenses; Termination Fees.

(a)    Except as set forth in this Section 8.3 and/or the Binding LOI Amendment, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such expenses, whether or not the Acquisition is consummated.  Notwithstanding the foregoing, (A) BLBX and Evtec shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred (i) in relation to the filings by the Parties under any filing requirement under any foreign antitrust Legal Requirement applicable to this Agreement and the Contemplated Transactions, (ii) by engagement of the Exchange Agent and (iii) in relation to the printing (e.g., paid to a financial printer) and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto; and (B) Evtec shall be solely responsible for all listing fees payable to Nasdaq in connection with the listing of the shares of BLBX Common Stock to be issued in connection with the Acquisition and reasonable out-of-pocket expenses of BLBX incurred in connection therewith. Notwithstanding the above, Evtec shall be responsible for up to $175,000 of BLBX legal fees and expenses as set forth in the Binding LOI Amendment, regardless of whether or not this Agreement is terminated. Each of the Parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the Contemplated Transactions, without which, the Parties would not enter into this Agreement.  It is understood and agreed that all fees and expenses incurred or to be incurred by BLBX in connection with the Contemplated Transactions and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by BLBX in cash at or prior to the Closing.

(b)    If this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(g), BLBX will pay to Evtec (by wire transfer of immediately available funds), within two Business Days after such termination, a termination fee (the “BLBX Termination Fee”) in an amount in cash equal to $500,000, plus, all fees and expenses (up to $250,000) incurred by Evtec in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions.

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(c)    If this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(f), Evtec will pay to BLBX (by wire transfer of immediately available funds), within two Business Days after such termination, a termination fee (the “Evtec Termination Fee”) in an amount in cash equal to $500,000, plus, all fees and expenses (up to $250,000) incurred by BLBX in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions.

(d)    In the event that Evtec shall be entitled to receive the BLBX Termination Fee or BLBX shall be entitled to receive the Evtec Termination Fee, such fee is not a penalty but shall be liquidated damages in a reasonable amount for any and all losses or damages suffered or incurred by Evtec and Sellers, on the one hand, BLBX, on the other hand, or in connection with the matter forming the basis for such termination.  Notwithstanding any other provision of this Agreement to the contrary, other than as provided in this Section 8.3(d), the Parties agree that the payments contemplated by this Section 8.3 represent the sole and exclusive remedies of Evtec and Sellers, on the one hand, and BLBX, on the other hand, in respect of a termination pursuant to Section 8.1 under circumstances requiring the payment of the BLBX Termination Fee or the Evtec Termination Fee, as applicable.

(e)    If BLBX or Evtec, as applicable, fails to pay when due any amount payable BLBX or Evtec, as applicable, under this Section 8.3, then (i) BLBX or Evtec will, as applicable, reimburse Evtec and Sellers, on the one hand, and BLBX, on the other hand, for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the Parties of their rights under this Section 8.3, and (ii) BLBX or Evtec, as applicable, will pay to Evtec and Sellers, on the one hand, or BLBX, on the other hand, interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Parties entitled thereto in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 9
GENERAL PROVISIONS

9.1         Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email with confirmed receipt before 5:00 p.m. (recipient’s time) on the date sent, on such Business Day; (c) if sent by email on a day other than a Business Day, or if sent by email with confirmed receipt at any time after 5:00 p.m. (recipient’s time) on the date sent, on the date on which receipt is confirmed, if a Business Day, and otherwise on the first Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

(a)    If to Evtec or Sellers:

c/o Evtec Aluminium Limited

Attn: David Roberts

Email: droberts@stretfordgroup.com

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With a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

Attn: Rich Raymer

Email: Raymer.richard@dorsey.com

and

T H R I N G S LLP

Attn: Kevin McGuinness

Email: kmcguinness@thrings.com

(b)    If to BLBX:

Blackboxstocks, Inc.

5430 LBJ Freeway, Suite 1485

Dallas, Texas 75240

Attn: Gust Kepler, CEO and President

Email: gust@blackboxstocks.com

With a copy (which shall not constitute notice) to:

Winstead PC

500 Winstead Building

2728 North Harwood Street

Dallas, Texas 75201

Attn: Jeff McPhaul

Email: jmcphaul@winstead.com

9.2        Amendment. This Agreement may be amended by action taken in writing by or on behalf of the respective boards of directors of BLBX and Evtec; provided that no representation, warranty or covenant in this Agreement with respect to a Seller may be amended in a manner adverse to a Seller unless such amendment applies to all Sellers in the same fashion and the Parties obtain the prior written approval of such amendment from the Seller Majority; provided further that any amendment or waiver of the provisions of Section 6.4 after the Closing which adversely affects the D&O Indemnified Parties must be approved in writing by the D&O Indemnified Parties; and provided further that, after approval of the Acquisition by the Stockholder Consent no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval.

9.3          Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.4          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the extent possible.

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9.5          Entire Agreement. This Agreement, the Option Agreement and the CVR Agreements constitute the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

9.6        Successors and Assigns. This Agreement will be binding upon: (a) BLBX and its successors and assigns (if any); (b) Evtec and its successors and assigns (if any); and (c) Sellers and their respective heirs, successors and assigns (if any).  This Agreement will inure to the benefit of: (i) BLBX; (ii) Evtec; (iii) Sellers; and (iv) the respective heirs, successors and assigns (if any) of the foregoing.  Neither BLBX nor Evtec may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of both the other and a Seller Majority, and no Seller may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of BLBX, Evtec and a Seller Majority (calculated by disregarding the shares in the Evtec Share Capital held by the assigning Seller).  Any purported assignment in violation of this Section 9.6 shall be null and void ab initio.

9.7        Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.4 (which is intended to be for the benefit of D&O Indemnified Parties and may be enforced by D&O Indemnified Parties).  Notwithstanding the foregoing, for the avoidance of doubt, BLBX shall have the right to enforce this Agreement directly against any Seller in the event of a breach by such Seller of this Agreement.

9.8         Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  At any time prior to the Closing, any Party may, with respect to any other Party, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party or Parties to be bound.

9.9         Remedies Cumulative; Specific Performance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  Each Party agrees that, in the event of any breach or threatened breach by the other Party of any covenant, obligation or other provision set forth in this Agreement: (a) such first Party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such first Party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

9.10        Governing Law; Venue; Waiver of Jury Trial.

(a)    This Agreement will be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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(b)    The Parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in the state and federal courts sitting in Nevada and any state appellate court therefrom located in Nevada.  Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the Contemplated Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the Contemplated Transactions may not be enforced in or by such courts.  Each Party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the Contemplated Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 5.1 or in any other manner permitted by applicable Legal Requirement.

(c)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

9.11        Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

9.12        Attorney Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit upon the judgment in such action or suit becoming final and nonappealable

9.13      Cooperation. Each Party agrees to cooperate fully with the other Parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Parties hereto to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement and the Contemplated Transactions.

9.14        Limited Survival of Representations and Warranties. The representations and warranties of Evtec and BLBX contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Closing.

9.15        Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(b)    The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

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(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)    The term “knowledge of BLBX,” and all variations thereof, will mean the actual knowledge of the BLBX Persons, or any of them, after reasonable inquiry.  The term “knowledge of Evtec,” and all variations thereof, will mean the actual knowledge of the Evtec Persons, or any of them, after reasonable inquiry.

(f)    For purposes of this Agreement, information “provided to,” “made available to”, “supplied to” or “to be supplied to” hereunder shall be deemed to include any information made available by BLBX to Evtec or by Evtec to BLBX, as applicable, in the virtual dataroom(s) of BLBX or Evtec, as applicable, prior to the date of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

EVTEC ALUMINIUM LIMITED By: /s/ David Roberts Name: David Roberts Title: CEO BLACKBOXSTOCKS, INC. By: /s/ Gust Kepler Name: Gust Kepler Title: CEO

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SELLERS

/s/ David Roberts

David Roberts

/s/ Jayne Roberts

Jayne Roberts

/s/ Ben Paul Roberts

Ben Paul Roberts

/s/ Adam David Roberts

Adam David Roberts

/s/ Gareth David Roberts

Gareth David Roberts

/s/ Keith Stanton

Keith Stanton

/s/ Phil Westwood

Phil Westwood

/s/ Kevin Hubbard

Kevin Hubbard

Steinbrenner Racing

By: /s/ Julia Steinbrenner

Name: Julia Steinbrenner

Title: Co-Owner

IVM Investments Limited Partnership

By: /s/ Derrick Chiu

Name: Derrick Chiu

Title: Director of the GP, for the L.P.

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George 4 Foundation Inc.

By: /s/ Julia Steinbrenner

Name: Julia Steinbrenner

Title: Executive Director

Nordwand Foundation

By: /s/ Douglas Fathers

Name: Douglas Fathers

Title: Executive Director

Sheppard Ave Inc.

By: /s/ Michael Serruva

Name: Michael Serruya

Title: Director

Barz Investments Limited

By: /s/ Morris Barmherzig

Name: Morris Barmherzig

Title: Director

Glambro Investments

By: /s/ Cole Cacciavillani

Name: Cole Cacciavillani

Title: Personal

Navy Street Consulting Ltd

By: /s/ Brad Morris

Name: Brad Morris

Title: Director

/s/ David Tomlin

David Tomlin

/s/ Emma Cohen

Emma Cohen

/s/ Antonia R. Kanaan Filho

Antonia R. Kanaan Filho

SHARE EXCHANGE AGREEMENT – Signature Page

SSB Capital Inc.

By: /s/ Alina Semjowov

Name: Alina Semjowov

Title: CEO

Go Faster Investments Inc.

By: /s/ Devlin DeFrancesco

Name: Devlin DeFrancesco

Title: President

Treasure Island Management Ltd.

By: /s/ David Fielding

Name: David Fielding

Title: President

Hanley Jones Holdings LLC

By: /s/ Sean Jones

Name: Sean Jones

Title: President /CEO

Romia Holdings Inc.

By: /s/ Max Douglas

Name: Max Douglas

Title: President

2Shores Capital Corp

By: /s/ Sean Ross

Name: Sean Ross

Title: Principal

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Conda Holdings LP

By: /s/ Dan Kommatas

Name: Dan Kommatas

Title: Director

KM19 Advisors Inc.

By: /s/ David Tomlin

Name: David Tomlin

Title: Director

Blue Sky Trading and Consulting Ltd.

By: /s/ Michael Morrison

Name: Michael Morrison

Title: President

Aloe Investments Inc.

By: /s/ Michael Galloro

Name: Michael Galloro

Title: President

1000516271 Ontario Inc.

By: /s/ Mike Dai

Name: Mike Dai

Title: Director

Eadwacer Holdings LLC

By: /s/ Christopher Finn

Name: Christopher Finn

Title: CEO/Owner

Strategic EP LLC

By: /s/ Alex Deitch

Name: Alex Deitch

Title: Manager

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C2C Consulting LLC

By: /s/ Chris Polaszek

Name: Chris Polaszek

Title: Authorized Signatory

Greywood Global Ltd

By: /s/ David Subotic

Name: David Subotic

Title: Director

AMS99 Advisors, Inc.

By: /s/ Ara Ghazarian

Name: Ara Ghazarian

Title: Director

Spark Newswire Inc.

By: /s/ Stephen Hnatko

Name: Stephen Hnatko

Title: Director

10185493 Canada Corp.

By: /s/ Eddie Lataj

Name: Eddie Lataj

Title: Owner

Safalta Capital LLC

By: /s/ Rhea Mistry

Name: Rhea Mistry

Title: ___________________________________

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Lexinter International Holdings Ltd

By: /s/ Jeffrey Abramovitz

Name: Jeffrey Abramovitz

Title: Authorized Signatory

50c Management Inc.

By: /s/ Olivier Centner

Name: Olivier Centner

Title: Director

Captor Capital Corp

By: /s/ Brady Cobb

Name: Brady Cobb

Title: Chairman

/s/ Shehzaan Chunara

Shehzaan Chunara

SHARE EXCHANGE AGREEMENT – Signature Page

SCHEDULE I

SELLERS

SCHEDULE 1
Shareholders
David Roberts
Jayne Roberts
Ben Paul Roberts
Adam David Roberts
Gareth David Roberts
Keith Stanton
Phil Westwood
Kevin Hubbard
Steinbrenner Racing
IVM Investments Limited Partnership
George 4 Foundation, Inc.
Nordwand Foundation
Sheppard Ave. Inc.
Barz Investments Limited
Navy Street Consutling, Ltd
David tomlin
Treasure Island Management Ltd.
Emma Cohen
Antione R Kanaan Filho
SSB Capital Inc.
Go Faster Investments Inc.
Glambro Investments
Hanley Jones Holdings LLC
Romia Holdings Inc.
2Shores Capital Corp.
10185493 Canada Corp.
Safalta Capital LLC
AMS99 Advisors Inc.
Spark Newswire, Inc.

Shehzaan Chunara
Blue Sky Trading and Consulting Ltd.
KM19 Advisors Inc.
Conda Holdings LP
50c Management Inc.
ALOE Investments Inc.
1000516271 Ontario Inc
Eadwacer Holdings, LLC
Strategic Ep LLC
C2C Consulting, LLC
Greywood Global Ltd.
Lexinter International Holdings Ltd
Captor Capital Corp.
TOTAL

SHARE EXCHANGE AGREEMENT –Schedule I

THE FOLLOWING EXHIBITS AND SCHEDULES TO THE SHARE EXCHANGE AGREEMENT HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.

BLBX Disclosure Schedule

Schedule 3.1(a) – Organization and Qualification; Charter Documents

Schedule 3.4(d) – SEC Filings; BLBX Financial Statements; No Undisclosed Liabilities

Schedule 3.5 – Absence of Certain Changes or Events

Schedule 3.9(a)(1) – Legal Proceedings; Orders

Schedule 3.10 – Title to Assets; Real Property

Schedule 3.15(b) – Insurance

Schedule 3.18 – Related Party Transactions

Schedule 5.1 – Conduct of BLBX Business

Evtec Disclosure Schedule

Schedule 2.1(a) – Organization and Qualification

Schedule 2.1(b) – Charter Documents

Schedule 2.2(a) – Capital Structure

Schedule 2.2(b) – Voting Agreements

Schedule 2.3(a) – Authority; Non-Contravention; Approvals

Schedule 2.5 – Absence of Certain Changes or Events

Schedule 2.6(b) – Taxes

Schedule 2.9 – Legal Proceedings; Orders

Schedule 2.10 – Title to Assets

Schedule 2.14 – Books and Records

Schedule 2.15(a) – Insurance

Schedule 2.17 – Related Party Transactions

BLBX will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request, provided however that BLBX may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished as such exhibits are both not material and would likely cause competitive harm to the registrant if disclosed.

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)         any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which BLBX (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of BLBX (or its Subsidiaries), or (iii) in which BLBX (or its Subsidiaries) issues securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);

(b)         any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets of BLBX (or its Subsidiaries); or

(c)         any liquidation or dissolution of any of BLBX (or its Subsidiaries).

“Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person.

“Articles of Association” means the articles of association of Evtec as amended and in effect from time to time prior to Closing.

“BLBX Common Stock” means the Common Stock of BLBX, par value $0.001.

“BLBX Companies” means BLBX and its Subsidiaries.

“BLBX Disclosure Schedule” means the disclosure schedule that has been delivered by BLBX to Evtec as of the date hereof.

“BLBX Incentive Plan” means the 2021 Blackboxstocks, Inc. Incentive Stock Plan, as amended and restated.

“BLBX IP Rights” means all IP Rights in which BLBX has any right, title or interest or which are used or held for use by BLBX.

SHARE EXCHANGE AGREEMENT –Exhibit A

“BLBX Material Adverse Effect” means any Effect that, considered together with all other Effects, has, or is reasonably expected to have, a material adverse effect on: (a) the business, financial condition, operations or results of operations of BLBX taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a BLBX Material Adverse Effect:  Effects resulting from (i) conditions generally affecting the industries in which BLBX participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on BLBX, taken as a whole, relative to other companies in the industry in which BLBX operates; (ii) changes in the trading price or trading volume of BLBX Common Stock; (iii) any failure by BLBX to meet any BLBX estimates or expectations of BLBX’s business operations, any internal or analyst projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof; (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, or any viruses, pandemics, epidemic or other outbreak of illness or public health event, or any spread or worsening thereof, or any other Effect that may be considered a force majeure event; (vi) any changes (after the date hereof) in GAAP or applicable Legal Requirements (or, in each case, the interpretation thereof) to the extent that such conditions do not have a disproportionate impact on BLBX, taken as a whole, relative to other companies in the industry in which BLBX operates; (vii) general conditions in financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure event), to the extent that such conditions and changes do not have a disproportionate impact on BLBX, taken as a whole, relative to other companies in the industry in which BLBX operates or to which other companies undertaking transactions similar to the Contemplated Transactions may be subject; (viii) the taking of any action, or the failure to take any action, by BLBX, that is required or reasonably necessary to comply with the terms of this Agreement; or (ix) any stockholder or derivative litigation arising from or relating to this Agreement or Contemplated Transactions; or (b) the ability of BLBX to consummate the Contemplated Transactions or to perform any of its covenants or obligations under this Agreement.

“BLBX Owned IP Rights” shall mean all IP Rights owned by BLBX that were developed by BLBX or were developed by a third party and subsequently assigned to BLBX.

“BLBX Persons” means Gust Kepler and Robert Winspear.

“BLBX Reverse Stock Split” means a reverse stock split of all outstanding shares of BLBX Common Stock at a reverse stock split ratio to be mutually agreed to by BLBX and Evtec.

“BLBX Stockholder Approval” means the affirmative vote or consent of the holder(s) of outstanding shares of BLBX Capital Stock in excess of the BLBX Stockholder Approval Threshold necessary to approve the BLBX Stockholder Approval Matters.

“BLBX Stockholder Approval Matters” means the approval of the issuance of the Acquisition Consideration (the “BLBX Stock Issuance”) and change the name of BLBX to Evtec Holdings, Inc., and any amendments to, or adoption of, any option to give effect to the Contemplated Transactions.

“BLBX Stockholder Approval Threshold” means with respect to the BLBX Stockholder Approval Matters, the affirmative vote of the outstanding shares of BLBX Capital Stock held by the BLBX Stockholders present or represented by proxy with the voting rights necessary to approve the BLBX Stockholder Approval Matter.

“BLBX Stockholders” means the holders of the issued and outstanding shares of BLBX Capital Stock.

“BLBX Warrant” means the outstanding warrants to purchase shares of BLBX Common Stock.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Dallas, Texas or London, England are authorized or required by applicable Legal Requirements to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by applicable Legal Requirements to close due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Body so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in such location generally are open for use by customers on such day.

SHARE EXCHANGE AGREEMENT –Exhibit A

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contemplated Transactions” means the Acquisition, the issuance to the holders of BLBX Common Stock immediately prior to the Closing of the CVR Agreements, the execution, delivery and performance under the Option Agreement and the other transactions and actions contemplated by this Agreement.

“Contract” means any written or oral agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature.

“Copyrights” means all copyrights and copyrightable works (whether or not registered, and including without limitation databases and other compilations of information) that may exist or be created under the laws of any jurisdiction, including all rights in works of authorship, use, publication, reproduction, distribution, public performance, public display, in the creation of derivative works, sound recordings, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations.

“Effect” means any event, development, circumstance, change, effect or occurrence.

“Employment Legislation” means (i) legislation applying in England and Wales directly or indirectly affecting the relations (whether contractual or otherwise) between Evtec and the Evtec Personnel (whether individually or collectively) including the provisions of any EU treaty or Directive directly enforceable by any Evtec Personnel against Evtec, (ii) any legislation applying in England and Wales relating to any Evtec Personnel’s right to work in the United Kingdom, and (iii) other equivalent Legal Requirement in the United States.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” means June 30, 2024.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

SHARE EXCHANGE AGREEMENT –Exhibit A

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Evtec Acquisition Proposal” means, subject to the proviso below, any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any transaction or series of transactions involving:

(a)         any merger, consolidation, amalgamation, share exchange, business combination, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Evtec (or any of its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of Evtec (or any of its Subsidiaries), or (iii) in which Evtec (or any of its Subsidiaries) issues securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement); or

(b)         any sale, lease, exchange, transfer, acquisition or disposition of any business or businesses or assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets of Evtec (or any of its Subsidiaries).

“Evtec Data Room” means the electronic documentation site hosted by [Idealsydr] on behalf of Evtec.

“Evtec Disclosure Schedule” means the disclosure schedule that has been delivered by Evtec to BLBX on the date hereof.

“Evtec IP Rights” means all IP Rights in which Evtec has any right, title or interest or which are used or held for use by Evtec.

“Evtec Material Adverse Effect” means any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of Evtec ; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, an Evtec Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which Evtec participates or the United Kingdom or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Evtec, relative to other companies in the industry in which Evtec operates; (ii) any failure by Evtec to meet any estimates or expectations of its development programs, internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof; (iii) any failure by Evtec to meet Evtec’s estimates or expectations of Evtec ’s development programs, any internal projections or forecasts for any period ending on or after the date hereof; (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, or any viruses, pandemics, epidemic or other outbreak of illness or public health event, or any spread or worsening thereof, or any other Effect that may be considered a force majeure event; (vi) any changes (after the date hereof) in IFRS or GAAP or applicable Legal Requirements (or, in each case, the interpretation thereof) to the extent that such conditions do not have a disproportionate impact on Evtec relative to other companies in the industry in which Evtec operates; (vii) the taking of any action, or the failure to take any action, by Evtec, that is required or reasonably necessary to comply with the terms of this Agreement; or (viii) regulatory approval of, or regulatory action or announcement with respect to, any product, or product candidates, of a third party that are similar to, or expected to compete against, any of Evtec’s product candidates; or (b) the ability of Evtec to consummate the Contemplated Transactions or to perform any of their respective covenants or obligations under this Agreement.

SHARE EXCHANGE AGREEMENT –Exhibit A

“Evtec Owned IP Rights” shall mean all Evtec IP Rights owned by Evtec that were developed by Evtec or were developed by a third party and subsequently assigned to Evtec.

“Evtec Personnel” means all the employees, directors and other officers of Evtec, and any other individuals engaged to perform services personally to Evtec.

“Evtec Persons” means David Roberts.

“Evtec Share Capital” means the Evtec Ordinary Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means initially, 323.6shares of BLBX Common Stock for each Evtec Ordinary Share, which shall be subject to adjustment in the event that Evtec issues any share capital between the date of the Agreement and Closing as follows: At least five (5) Business Days prior to the Closing, BLBX shall calculate the total number of issued and outstanding shares of BLBX Common Stock, which shall equal 26.8% of the total post-Closing issued and outstanding shares of BLBX Common Stock, and the Acquisition Consideration shall be adjusted to equal the total number of shares that would equal 73.2% of the total outstanding shares of BLBX Common Stock post-Closing. The aggregate Acquisition Consideration issuable in exchange for Evtec Ordinary Shares will be divided by the outstanding number of Ordinary Shares to arrive at the adjusted Exchange Ratio for Closing. In the event that Evtec raises over $5,000,000 from June 30, 2023 to Closing, the amount of capital raised in excess of $5,000,000 shall dilute Evtec and BLBX on a pro rata basis provided however any capital raised in excess of $5,000,000 shall require approval from BLBX (which shall not be unreasonably withheld).

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental executive, division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“IA 1986” means the United Kingdom’s Insolvency Act 1986.

“Insolvency Proceedings” means insolvency related proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding up or striking off or any event similar to any such events in any jurisdiction in which a Seller is resident or incorporated.

“IP Rights” means any and all of the following in any country or region: (a) Copyrights, Patent Rights, Trademark Rights (including domain name registrations), Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

SHARE EXCHANGE AGREEMENT –Exhibit A

“ITEPA” means the United Kingdom Income Tax (Earnings and Pensions) Act 2003.

“Legal Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, insolvency, bankruptcy, liquidation, administration, receivership, involuntary arrangement, compromise or schedule with creditors, moratorium, stay or limitation of creditors rights, interim or provisions supervision by a court or court appointee, winding up or striking off, or similar event, investigative or appellate proceeding), hearing, inquiry, audit, examination, conciliation, expert determination or investigation or other process commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under authority of Nasdaq or any other applicable securities exchange).

“Nasdaq” means The Nasdaq Stock Market.

“Order” means any order, writ, injunction, judgment or decree.

“Organizational Documents” means, collectively and as applicable, the certificate of incorporation, articles of incorporation, memorandum of association, articles of association, bylaws and other charter documents of a company.

“Patent Rights” means all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Person” means any person, Entity, Governmental Body, or group (as used in Section 13(d)(3) of the Exchange Act).

A Party’s “Representatives” include each Person that is or becomes (a) a subsidiary or other Affiliate of such Party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any such Party’s Subsidiaries or other Affiliates.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means each report, registration statement, information statement, proxy statement and other statements, reports, schedules, forms and other documents filed by BLBX with the SEC since January 1, 2022, including all amendments thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Majority” means, as of any particular time, Sellers holding at least sixty-five percent (65%) of the shares of Evtec Share Capital.

SHARE EXCHANGE AGREEMENT –Exhibit A

“Tax” and “Taxes” means any federal, state, local, or non-U.S. taxes imposed by a Governmental Body, including taxes on or with respect to income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or similar return filed, supplied or required to be filed with any Governmental Body with respect to Taxes, including any election, notification, appendix schedule or attachment thereto, and including any amendments thereof.

“Trade Secrets” means trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

“Trademark Rights” means all trademark rights that may exist or be created under the laws of any jurisdiction in the world including all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application, and to the extent applicable all renewals and extensions thereof.

“Transaction Costs” means the aggregate amount of costs and expenses of the BLBX Companies, collectively, incurred (or expected to be incurred based on receipt of a good faith written estimate) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions, including any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by any BLBX Company, Taxes, and any transaction bonuses or similar items, in each case to the extent unpaid.

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Acquisition	1.1
Acquisition Form 8-K	3.3(d)
Agreement	Preamble
Binding LOI Amendment	7.3(h)
Blackbox Operating	6.21
BLBX	Preamble
BLBX Balance Sheet	3.4(c)
BLBX Capital Stock	3.2(a)
BLBX Contract	3.13
BLBX Financials	3.4(c)
BLBX Preferred Stock	3.2(a)
BLBX Termination Fee	8.3(b)
Closing	1.2
Closing Date	1.2
Evtec	Preamble
Evtec Audited Financials	2.4(a)
EvtecFinancials	2.4(b)

SHARE EXCHANGE AGREEMENT –Exhibit A

Evtec Issued Share Capital	2.2(a)
Evtec Ordinary Shares	2.2(a)
Evtec Pre-Closing Financing	6.21
Evtec Termination Fee	8.3(c)
Evtec Unaudited Financials	2.4(b)
GAAP	3.4(b)
IFRS	2.4(b)
Information Statement	6.1
Insurance Policies	2.15(a)
Joinder Agreement	6.18
knowledgeof BLBX	9.15(e)
knowledge of Evtec	9.15(e)
Liability	2.4(d)
Option Agreement	Recitals
Parties	Preamble
Party	Preamble

SeriesAStock	Recitals
StockholderConsent	Recitals

SHARE EXCHANGE AGREEMENT –Exhibit A

EXHIBIT B

STOCKHOLDER CONSENT

SHARE EXCHANGE AGREEMENT –Exhibit B

BLACKBOXSTOCKS INC.

WRITTEN CONSENT OF

CONSENTING STOCKHOLDER

(In Lieu of Meeting)

December [●], 2023

The undersigned (the “Consenting Stockholder”), being the holder of outstanding common stock, $0.001 par value (the “Common Stock”) and Series A Convertible Preferred Stock of Blackboxstocks Inc., a Nevada corporation (the “Company”), having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which the holders of all Common Stock and Series A Convertible Preferred Stock entitled to vote thereon were present and voted, and acting pursuant to Section 78.320 of the Nevada Revised Statutes (the “NRS”), does hereby, in lieu of taking such action at a meeting of the stockholders of the Company, consent to, approve and adopt the following resolutions:

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is advisable and in the best interest of the Company and its stockholders to enter into a Share Exchange Agreement by and among the Company, Evtec Aluminium Limited (“Evtec”) and the owners of outstanding share capital of Evtec (the “Exchange Agreement”), the form of which has been provided to the Consenting Stockholder for review, pursuant to which the Company will acquire the entire issued and outstanding share capital of Evtec (the “Exchange”) and the combined Company will continue operations under the name “Evtec Holdings, Inc.”;

WHEREAS, the Exchange Agreement provides for (1) the issuance of shares of Company Common Stock to the holders of Evtec share capital in the Exchange in an amount representing more than 20% of the shares of Company Common Stock outstanding immediately prior to the Exchange, which will also constitute a change of control of the Company pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively and (2) an amendment to the Company’s Articles of Incorporation to change the name of the Company from Blackboxstocks Inc. to “Evtec Holdings, Inc.” (the “Proposed Amendment”);

NOW, THEREFORE, BE IT RESOLVED, that the Exchange Agreement, Exchange and issuance of shares of Company Common Stock as provided in the Exchange Agreement, as such agreement may be subsequently amended in the discretion of the Board, is hereby approved as required by Nasdaq Listing Rules 5635(a) and 5635(b);

RESOLVED, FURTHER, that the Proposed Amendment is hereby approved and adopted, pending closing of the Exchange under the terms of the Exchange Agreement; and

RESOLVED, FURTHER, that the Board is hereby authorized to exercise the right, in its sole discretion, to (1) execute, deliver and cause the Company to perform its obligations under the Exchange Agreement, including specifically issuance of shares of Company Common Stock in the Exchange, and (2) file a certificate of amendment to the Company’s Articles of Incorporation to effect the Proposed Amendment, in a form approved by the Board, changing the name of the Company from Blackboxstocks Inc. to “Evtec Holdings, Inc.”

This Written Consent of Consenting Stockholder shall be filed with the minutes of the meetings of the stockholders of the Company. This document may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

SHARE EXCHANGE AGREEMENT –Exhibit B

IN WITNESS WHEREOF, the undersigned has executed this Written Consent of Consenting Stockholder effective as of the date first above written.

STOCKHOLDER	SHARES HELD*

__________________________________ Gust Kepler, Individually	[●] Shares of Common Stock
[●] Shares of Series A Convertible Preferred Stock

*As of the date of this Written Consent of Consenting Stockholders, there were [●] shares of Common Stock and [●] shares of our Series A Convertible Preferred Stock issued and outstanding. Each share of Common Stock is entitled to one vote. Each share of Series A Convertible Preferred stock of the Company is entitled to one hundred (100) votes per share on all matters submitted to a vote of the stockholders. Collectively, the shares held by the above Consenting Stockholder represent approximately [●]% of the voting power.

SHARE EXCHANGE AGREEMENT –Exhibit B

EXHIBIT C

FORM OF OPTION AGREEMENT

OPTION AGREEMENT

This Option Agreement (this "Agreement"), is made and entered as of [●], by and between Blackboxstocks, Inc., a Nevada corporation (the "Company") and Gust Kepler (the "Stockholder").

WHEREAS, the Company desires to have the right to purchase all of the shares (the "Shares") of the Company's Series A Convertible Preferred Stock (the “Company Series A Stock”) held by the Stockholder, and the Stockholder desires to grant such right to the Company, pursuant to the terms and conditions set forth herein; and

WHEREAS, the Stockholder desires to have the right to sell to the Company all of the Shares held by the Stockholder, and the Company desires to grant such right to the Stockholder, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1.            Grant of Option.

(a)    Right to Purchase. Subject to the terms and conditions of this Agreement and consummation of the Acquisition transaction contemplated by that certain Share Exchange Agreement dated December [●], 2023 (the “Exchange Agreement”) by and among the Company, Evtec Aluminium Limited and the Sellers listed on Schedule I of the Exchange Agreement, at any time on or after the Closing Date (as defined in the Exchange Agreement) (the "Option Commencement Date"), the Company shall have the right (the "Call Right"), but not the obligation, to cause the Stockholder to sell all of the Shares to the Company for the Option Consideration (as defined in Section 2 of this Agreement).

(b)    Right to Sell. Subject to the terms and conditions of this Agreement and consummation of the Acquisition transaction contemplated by the Exchange Agreement, at any time on or after the Option Commencement Date, the Stockholder shall have the right (the "Put Right," and together with the Call Right, the “Option Rights”), but not the obligation, to cause the Company to purchase all of the Shares for the Option Consideration (as defined in Section 2 of this Agreement).

(c)    Procedures.

(i)    If either party desires to exercise its Option Right (the exercising party being the “Exercising Party”), the Exercising Party shall deliver to the other party (the “Option Obligor”) a written, unconditional, and irrevocable notice (the "Option Exercise Notice") exercising the Option Right.

(ii)    The Stockholder shall at the closing of any purchase consummated pursuant to this Section 1, represent and warrant to the Company that (A) the Stockholder has full right, title, and interest in and to the Shares, (B) the Stockholder has all the necessary power and authority and has taken all necessary action to sell such Shares as contemplated by this Section 1, and (C) the Shares are free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances, or other restrictions or limitations of any nature whatsoever other than those arising as a result of or under the terms of this Agreement.

SHARE EXCHANGE AGREEMENT –Exhibit C

(iii)    The Company shall at the closing of any purchase consummated pursuant to this Section 1, represent and warrant to the Stockholder that (A) the Company and Blackbox Operating (hereinafter defined), individually and collectively, have all the necessary power and authority and has taken all necessary action to issue the Option Consideration as contemplated by this Section 1, and (C) the Option Consideration is issued free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances, or other restrictions or limitations of any nature whatsoever other than those arising as a result of or under the terms of this Agreement, and such Option Consideration upon issuance shall be fully paid and non-assessable.

(iv)    The closing of any sale of Shares pursuant to this Section 1 shall take place no later than 5 Business Days following receipt by the Option Obligor of the Option Exercise Notice. The Company shall give the Stockholder at least 2 Business Days' written notice of the date of closing (the "Option Right Closing Date").

(d)    Consummation of Sale and Settlement of CVRs. The Company shall cause Blackbox Operating to issue the Option Consideration for the Shares on the Option Right Closing Date. Simultaneously on the Option Right Closing Date or as soon as practicable thereafter, in the event that any obligations remain outstanding with respect to the CVR Agreements issued in connection with the Acquisition, the Company shall also settle such CVR obligations by distributing all Blackbox Operating equity securities other than the Option Consideration to the holders of and in proportion to their respective CVRs, in settlement thereof.

(e)    Cooperation. The parties shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 1, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(f)    Closing. At the closing of any sale and purchase pursuant to this Section 1, the Stockholder shall deliver to the Company a certificate or certificates representing the Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against delivery by the Company to the Stockholder of a certificate or certificates representing the Option Consideration issued in the name of the Stockholder.

2.           Option Consideration. In the event an Option Right is exercised hereunder, the purchase price per Share at which the Stockholder shall be required to sell the Shares (the "Option Consideration") shall be equal to one (1) issued and outstanding share of Series A Convertible Preferred Stock (the “BXO Preferred Stock”) of Blackbox.io Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Blackbox Operating”) held by the Company.

3.            Restrictive Covenants. Until such time as the Option Rights may be exercised, without the express written consent of the Stockholder, the Company agrees not to consent to or cause Blackbox Operating to take any of the following actions, either directly or by amendment, merger, consolidation or otherwise:

(a)    increase or decrease the size of the Blackbox Operating board of directors;

SHARE EXCHANGE AGREEMENT –Exhibit C

(b)    remove, replace or nominate a successor to any member of the board of directors of Blackbox Operating;

(c)    redeem, purchase or otherwise acquire, directly or indirectly, any Blackbox Operating equity securities;

(d)    declare or pay, directly or indirectly, any dividends or make any distributions upon any shares of Blackbox Operating common stock or preferred stock;

(e)    authorize, create, designate or issue, whether by reclassification or otherwise, any shares, class or series of capital stock (or any other securities convertible into equity securities of Blackbox Operating);

(f)    amend, alter, or repeal any provision of the Certificate of Incorporation or the Bylaws of Blackbox Operating (including any filing of a Certificate of Designation), whether by merger, consolidation or otherwise, if such action would (A) alter the preferences, rights, privileges or powers of any series of the BXO Preferred Stock, (B) increase or decrease the total number of authorized shares of any series of Blackbox Operating preferred stock, or (C) adversely affect the preferences, rights, privileges or powers of the BXO Preferred Stock;

(g)    liquidate, dissolve or wind-up the affairs of Blackbox Operating, or effect any merger or consolidation thereof;

(h)    create or authorize the creation of any debt security; or

(i)    create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary or dispose of any subsidiary stock or all or substantially all of any subsidiary assets.

4.           Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4).

If to the Company:                           Blackboxstocks, Inc.

[●]

[●]

Attn: [●]

Email: [●]

If to the Stockholder:                       Gust Kepler

[●]

[●]

Email: [●]

SHARE EXCHANGE AGREEMENT –Exhibit C

5.           Entire Agreement. This Agreement and the Exchange Agreement, collectively constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

6.          Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except that (a) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another company which assumes the Company's obligations under this Agreement, the Company may assign its rights hereunder to that company, and (b) the Stockholder may assign its rights and obligations hereunder to any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Stockholder. Any attempted transfer or assignment in violation of this Section 6 shall be void.

7.          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

8.            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.           Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.        Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.        Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Texas. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Texas in each case located in the city of Dallas and County of Dallas, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

SHARE EXCHANGE AGREEMENT –Exhibit C

12.         Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such party has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.

13.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

14.         No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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SHARE EXCHANGE AGREEMENT –Exhibit C

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement on the date first written above.

BLACKBOXSTOCKS, INC.

By: ____________________________________

Name: __________________________________

TITLE: _________________________________

STOCKHOLDER:

____________________________________

Gust Kepler

SHARE EXCHANGE AGREEMENT –Exhibit C

SHARE EXCHANGE AGREEMENT –Exhibit D

EXHIBIT E

FORM OF CONTINGENT VALUE RIGHT AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2023 (this “Agreement”), is entered into by and among BLACKBOXSTOCKS, INC., a Nevada corporation (the “Company”), BLACKBOX.IO INC., a Delaware corporation (the “Blackbox Operating”), [●] (the “Rights Agent”) and initial CVR Registrar (as defined herein), and [●], acting solely in his capacity as representative of the Holders (as defined herein) (the “Holder Representative”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Share Exchange Agreement (as defined below).

A.         The Company, Evtec Aluminium Limited (“Evtec”) and certain other Persons (the “Sellers”) have entered into a Share Exchange Agreement (the “Share Exchange Agreement”), pursuant to which the Sellers will sell to the Company, and the Company will purchase from the Sellers, all of the Evtec Shares (the “Acquisition”).

B.         Pursuant to Section 1.5 of the Share Exchange Agreement, prior to the consummation of the Acquisition, the Company wishes to create and issue contractual contingent value rights relating to the CVR Assets (as defined herein) to the record holders of the Common Stock (as defined herein) as of a record date prior to the consummation of the Acquisition.

C.         On [●], 2023, the Board of Directors of the Company authorized and declared a dividend of one CVR (as defined herein) for each share of Common Stock outstanding at 5:01 p.m. Central Time on the Record Date (as defined herein).  The payment of such dividend will be conditioned upon, and such dividend will only become payable upon, the satisfaction or waiver of all conditions to the Acquisition and the occurrence of the time that is immediately prior to the consummation of the Acquisition.  The Company will pay the dividend immediately prior to the consummation of the Acquisition.

Accordingly, and in consideration of the premises and the consummation of the transactions referred to above, it is mutually agreed, for the benefit of the Holders, as follows:

ARTICLE I
DEFINITIONS

1.1     Definitions.

(a)              For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)         all accounting terms used herein and not expressly defined herein have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;

(ii)         unless the context otherwise requires, words describing the singular number include the plural and vice versa, words denoting any gender include all genders and words denoting natural Persons include corporations, partnerships and other Persons and vice versa;

SHARE EXCHANGE AGREEMENT –Exhibit E

(iii)         the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”;

(iv)         the terms “hereof”, “hereunder”, “herein” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement; and

(v)         the Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(b)              The following terms have the meanings ascribed to them as follows:

“Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person.

“Blackbox Operating” means Blackbox.io Inc., a Delaware corporation and subsidiary of the Company.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent and the Holder Representative.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Dallas, Texas or London, England are authorized or required by applicable Legal Requirements to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by applicable Legal Requirements to close due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Body so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in such location generally are open for use by customers on such day.

“Change of Control” means any of the following transactions occurring after the Closing: (a) (i) any consolidation or merger of the Company with or into any other corporation or entity or Person or (ii) any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, except in the case of a bona fide capital raising transaction, or (b) any sale of all or substantially all of the assets of the Company.

“Close of Business” on any given date means 5:00 p.m., Central Time, on such date; provided, however, that if such date is not a Business Day it will mean 5:00 p.m., Central Time, on the next succeeding Business Day.

“Commercially Reasonable Efforts” means, with respect to the efforts and resources to be expended by the Company with respect to continuing the operations of Blackbox Operating and pursuing and seeking to consummate a CVR Transaction, such reasonable, good faith efforts and resources as a company of a similar size and with similar financial and other resources would normally use to pursue its business operations; provided that, it is expressly understood and agreed that despite the use of such above described efforts, a CVR Transaction may not occur and the obligation to make a CVR Payment may not arise.

SHARE EXCHANGE AGREEMENT –Exhibit E

“Common Stock” means the common stock, $0.001 par value, of the Company.

“CVR” means a contingent value right issued by the Company pursuant to this Agreement.

“CVR Assets” means any all of the assets, rights, and properties owned, used, or useable by the Blackbox Operating in connection with or related to the business as conducted by Blackbox Operating and all of the Company’s rights therein.

“CVR Expiration Date” means the date that is [twenty-four (24) months] following the date of the Closing.

“CVR Payment” means an amount equal to the Net Proceeds actually received by the Company at the closing of the first CVR Transaction to occur following the date hereof, or in the event that the Option Agreement is exercised, the aggregate number of shares of Blackbox Operating Common Stock held by the Company at the time the Option Agreement is Exercised.

“CVR Payment Date” means the date (if any and if ever) that a CVR Payment is payable by the Company to the Holders, which date will be established pursuant to Section 2.4.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Registrar” has the meaning set forth in Section 2.3(b).

“CVR Transaction” means a transaction consummated at any time prior to the CVR Expiration Date pursuant to which (i) the Company or Blackbox Operating grants, sells, licenses or otherwise transfers some or all of the rights to the CVR Assets, including any rights to develop or commercialize the CVR Assets, including a license, option, or sale of assets with respect to the CVR Assets or any other sale, license, transfer, or other monetizing event of all or any part of the CVR Assets; or (ii) the exercise of that certain Option Agreement dated [●] between the Company and Gust Kepler; and Provided further, that any such transaction involving any asset other than a CVR Asset shall not constitute a CVR Transaction. For clarity, the sale of all or substantially all of the Company’s stock or assets (to the extent such asset sale includes assets unrelated to the CVR Assets), or a merger, acquisition or similar transaction shall not be deemed a CVR Transaction.  For the avoidance of doubt, more than one CVR Transaction may occur under this Agreement.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Holder Representative” means the Holder Representative named in the first paragraph of this Agreement, until a successor Holder Representative has become such pursuant to the applicable provisions of this Agreement, and thereafter “Holder Representative” will mean such successor Holder Representative.

“Intellectual Property”  means all intellectual property, including the following items of intangible property, and all rights associated therewith in any jurisdiction and tangible embodiments thereof: (a) all Patents; (b) all works of authorship, copyrights, whether or not registered, and all registrations and pending applications for registration of the same and renewals thereof and database rights; (c) all technology, technical information, know-how and data, including, without limitation, inventions (whether or not patentable of reduced to practice), improvements, discoveries, trade secrets, specifications, instructions, ideas, processes, methods, formulations, formulae, protocols, materials, assays, screens, algorithms, models, databases, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them; and (d) computer programs.

SHARE EXCHANGE AGREEMENT –Exhibit E

“Net Proceeds” means an aggregate amount equal to the sum of: (a) all cash consideration actually received by the Company or Blackbox Operating in connection with the consummation of a CVR Transaction during the twelve (24) month period immediately following the consummation of a CVR Transaction, plus (b) with respect to any non-cash consideration (such as stock) actually received by the Company or Blackbox Operating in connection with the consummation of a CVR Transaction during the twelve (24) month period immediately following the consummation of a CVR Transaction, the fair market value of such non-cash consideration, as determined by the Board of Directors in good faith, less (c) all out-of-pocket transaction costs and expenses incurred by the Company or Blackbox Operating after the date of this Agreement to a counter-party for the negotiation, entry into and consummation of a CVR Transaction, including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees, and reasonable costs of recovery of any amounts payable to the Company in connection with a CVR Transaction, less (d) any applicable sales, income and other taxes incurred by the Company or its Affiliates in respect of a CVR Transaction, and less (e) all fees and costs (including any amounts paid for indemnification) payable by the Company to the Rights Agent pursuant to this Agreement in connection with a CVR Transaction. For the avoidance of doubt, amounts placed in escrow or earnout, contingent or other post-closing payments, including royalty payments, in connection with a CVR Transaction will not be considered Net Proceeds unless (and only to the extent that) such amounts are actually received by the Company during the twenty-four (24)‑month period immediately following the closing of such CVR Transaction. For the further avoidance of doubt, if a CVR Transaction occurs prior to the CVR Expiration Date, any such escrow, earnout, contingent or other post-closing payment released or paid after the CVR Expiration Date will be included in the calculation of Net Proceeds, so long as such amount is actually received by the Company or its Affiliates within the twenty-four (24)‑month period immediately following the consummation of such CVR Transaction.

“Non-Achievement Certificate” has the meaning set forth in Section 2.4(b).

“Objection Notice” has the meaning set forth in Section 2.4(c).

“Objection Period” has the meaning set forth in Section 2.4(c).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer or secretary of the Company, in his or her capacity as such an officer, and delivered to the Rights Agent and the Holder Representative.

“Patents”  means all patents and patent applications (including provisional applications) and patent disclosures, and including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations and foreign counterparts, of any of the foregoing.

SHARE EXCHANGE AGREEMENT –Exhibit E

“Permitted Transfer” means: (i) the transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a pro-rata distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (vi) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; (vii) a transfer from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (viii) in the case of CVRs held in book-entry form or other similar nominee form, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by DTC.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Record Date” means [●], 2023.  For the avoidance of doubt, the Record Date shall occur after the effectiveness of the Company Reverse Stock Split, if consummated.

“Reporting Certificate” has the meaning set forth in Section 2.4(a).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent has become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Rights Agent Fee” means the agreed-upon fee of the Rights Agent to act in such capacity pursuant to the terms of this Agreement.

“Surviving Person” has the meaning set forth in Section 6.1(a)(i).

“Target Payment Amount” means an aggregate amount equal to the product obtained by multiplying (i) $1.00 (subject to adjustment for any Company reverse stock split if consummated) by (ii) the total number of shares of Common Stock outstanding as of 5:01 p.m. Central Time on the Record Date; provided, that in no event will the Target Payment Amount exceed $12,800,000.

ARTICLE II
CONTINGENT VALUE RIGHTS

2.1     Authority; Issuance of CVRs; Appointment of Rights Agent.

(a)             The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any violation of any provision of the Articles of Incorporation or Bylaws of the Company, or (ii) result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or its properties or assets which violation, in the case of clause (ii), individually or in the aggregate, would reasonably be expected to be material to the Company.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

SHARE EXCHANGE AGREEMENT –Exhibit E

(b)              One CVR will be issued with respect to each share of Common Stock that is outstanding as of 5:01 p.m. Central Time on the Record Date.

(c)              The Company hereby appoints [●] as the Rights Agent to act as rights agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and [●] hereby accepts such appointment.

2.2     Nontransferable.  The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.  Any purported transfer of a CVR other than in a Permitted Transfer shall be null and void ab initio.

2.3     No Certificate; Registration; Registration of Transfer; Change of Address.

(a)              The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)              The Rights Agent will keep a register (the “CVR Register”) for the registration of the CVRs.  The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering the CVRs and Permitted Transfers of the CVRs as herein provided.  Upon any change in the identity of the Rights Agent, the successor Rights Agent will automatically also become the successor CVR Registrar.

(c)             Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in a form reasonably satisfactory to the Company and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, including the evidence of authority of the party presenting the CVR for transfer, which authority may include, if applicable, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association.  A request for a transfer of a CVR must be accompanied by such documentation establishing that the transfer is a Permitted Transfer as may be reasonably requested by the Company and/or the CVR Registrar, if appropriate.  Upon receipt of such written request and materials, the CVR Registrar will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register.  All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company, evidencing the same right and will entitle the transferee to the same benefits and rights under this Agreement as those previously held by the transferor.  No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid.  All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax) will be the responsibility of the transferor.

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(d)              A Holder (or an authorized representative thereof) may make a request to the CVR Registrar to change such Holder’s address of record in the CVR Register.  Upon receipt of such request, the CVR Registrar will promptly record the change of address in the CVR Register.

2.4     Payment Procedures.

(a)           As soon as practicable following the occurrence of a CVR Transaction, but in no event later than thirty (30) days after the closing of such CVR Transaction, and within thirty (30) days after the end of any calendar quarter in which the Company has received Net Proceeds from any CVR Transaction, the Company will deliver to the Holder Representative and the Rights Agent a certificate (each, a “Reporting Certificate”), certifying that the Holders are entitled to receive a CVR Payment and setting forth the Company’s calculation of the CVR Payment Amount, which may be either the Initial CVR Payment Amount or a CVR Payment Adjustment Amount.

(b)            If no CVR Transaction has been effected prior to the CVR Expiration Date, then, as soon as reasonably practicable after the CVR Expiration Date, but in no event later than thirty (30) days after the CVR Expiration Date, the Company will deliver to the Holder Representative and the Rights Agent a certificate (the “Non-Achievement Certificate” and, together with the Reporting Certificate(s), the “Certificates”), stating that no CVR Transaction has been consummated prior to the CVR Expiration Date.

(c)             If the Holder Representative does not object to any determination or calculation set forth in a Certificate by delivery of a written notice thereof to the Company setting forth in reasonable detail such objection, together with reasonable supporting documentation (an “Objection Notice”), within thirty (30) days following receipt of the applicable Certificate (the “Objection Period”), the Company’s determination of the non-existence of a CVR Transaction, calculation of the CVR Payment Amount shall be final and binding on all parties.  If the Holder Representative timely delivers to the Company an Objection Notice, the Company and the Holder Representative shall attempt in good faith to resolve such matters within thirty (30) days after receipt of the same by the Company, and if unable to do so, the Company and the Holder Representative shall resolve any unresolved disputed in accordance with Section 8.11, which decision will be final and binding on the parties, absent manifest error.  The Company shall, within ten (10) Business Days following the final determination of the CVR Payment Amount, pay such CVR Payment Amount to the Rights Agent (for the account of the Holders) by wire transfer of immediately available funds to such account as may be designated by the Rights Agent or make arrangements to transfer any securities distributable to the Holders representing such CVR Payment Amount, as applicable. The Rights Agent will distribute or direct transfer of securities representing the CVR Payment Amount to the Holders (each Holder being entitled to receive its pro rata share of such CVR Payment Amount, based on the number of CVRs held by such Holder as reflected on the CVR Register on the date of the Reporting Certificate or the date of final determination pursuant to this Agreement, as applicable), (A) if in cash (i) by check mailed to the address of each such respective Holder as reflected in the CVR Register as of the close of business on the last Business Day before such CVR Payment Date, or, (ii) with respect to any Holder who has provided the Rights Agent with wire transfer instructions meeting the Rights Agent’s requirements, by wire transfer of immediately available funds to such account, or (B) if in securities, cause to be deposited with the Rights Agent, for the benefit of Holders, uncertificated book-entries representing such aggregate CVR Payment Amount, and, the Rights Agent shall be authorized to direct transfer of the shares to the Holders (each Holder being entitled to receive its pro rata share of such CVR Payment Amount, based on the number of CVRs held by such Holder as reflected on the CVR Register on the date of the Reporting Certificate or the date of final determination pursuant to this Agreement, as applicable).

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(d)              If an Objection Notice has not been timely delivered to the Company in response to a Non-Achievement Certificate within the Objection Period, then the Holders will have no right to receive a CVR Payment, and the Company and the Rights Agent will have no further obligations with respect to any CVR Payment.

(e)              The Company will be entitled to deduct and withhold, or cause to be deducted or withheld, from any CVR Payment Amount or other amount payable pursuant to this Agreement, such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state or local tax law.  To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(f)              Subject to prior execution and delivery by the Holder Representative of a reasonable and customary confidentiality and market stand-off agreement, the Company shall provide the Holder Representative with reasonable access during normal business hours and upon reasonable advance request to the books and records of the Company to the extent necessary to verify whether a CVR Transaction occurred prior to the CVR Expiration Date or the Company’s calculation of the CVR Payment Amount; it being understood that the Holder Representative’s rights under this Section 2.4(f) shall terminate upon the later of (i) the CVR Expiration Date or (ii) thirty (30) days after the delivery to the Holder Representative of a Reporting Certificate.

(g)              The Company will promptly furnish to the Rights Agent all information and documentation in connection with this Agreement and the CVRs that the Rights Agent may reasonably request in order to perform under this Agreement.

(h)            The Company acknowledges that the bank accounts maintained by the Rights Agent in connection with the services provided under this Agreement will be in the Rights Agent’s name and that the Rights Agent may receive investment earnings in connection with the investment at the Rights Agent’s risk and for its benefit of funds held in those accounts from time to time.

2.5     No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a)              The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)              The CVRs will not represent any equity or ownership interest in the Company.  The rights of the Holders and the obligations of the Company are contract rights limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property hereunder is the right to receive cash from the Company, if any, through the Rights Agent in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of the Company.

2.6     Holder’s Right to Abandon CVR.  A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Company or any of its Affiliates without consideration.  Nothing in this Agreement shall prohibit the Company or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, in its sole discretion.  Any CVRs acquired by the Company or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding hereunder for any purpose.

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ARTICLE III
THE RIGHTS AGENT

3.1     Certain Duties and Responsibilities.

(a)            The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.  No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.  Notwithstanding anything contained herein to the contrary, the Rights Agent’s aggregate liability under this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Rights Agent as fees and charges, but not including reimbursable expenses.

(b)            The Holder Representative may direct the Rights Agent to act on behalf of the Holders in enforcing any of its or their rights hereunder, including the delivery of any Objection Notice and negotiation or arbitration pursuant to Section 8.11; provided, however, the Rights Agent may not act on behalf of the Holders or the Holder Representative in any dispute relating to or arising under Section 4.2 or relating to whether a CVR Transaction has occurred or the amount of any CVR Payment. The Rights Agent will be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense unless the Holder Representative will furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, and any action, suit or proceeding instituted by the Rights Agent on behalf of the Holders will be brought in its name as Rights Agent, and any recovery of judgment will be for the ratable benefit of all the Holders, as their respective rights or interests may appear.

3.2     Certain Rights of Rights Agent.  The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.  In addition:

(a)            the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)              whenever the Rights Agent will deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of willful misconduct, bad faith or gross negligence on its part, rely upon an Officer’s Certificate;

(c)              the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)              in the event of arbitration, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

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(e)              the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(f)               the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(g)            the Company agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense (in each case pertaining to the Rights Agent’s own account only) arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, bad faith or gross negligence; and

(h)              the Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it).  The Rights Agent will also be entitled to reimbursement from the Company for all reasonable and necessary out-of-pocket expenses (including reasonable fees and expenses of the Rights Agent’s counsel and agent) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.  An invoice for the Rights Agent Fee will be rendered a reasonable time before, and paid on, the effective date of the applicable transaction.  An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by the Company.  The Company agrees to pay to Rights Agent any amounts, including fees and expenses, payable in favor of the Rights Agent in connection with any dispute, resolution or arbitration arising under or in connection with the Agreement; and any fees and expenses, payable by the Company in favor of the Rights Agent or payable in favor of the Company related to such dispute, resolution or arbitration will be offset against any CVR Payments, if any, or any other payment to be made thereafter under this Agreement.

3.3     Resignation and Removal; Appointment of Successor.

(a)              The Rights Agent may resign at any time by giving written notice thereof to the Company, specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days before the date so specified.

(b)              If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, the Company, by way of a Board Resolution, will as soon as practicable appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Holder Representative, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank.  The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)             The Company will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register and by delivering notice to the Holder Representative.  Each notice will include the name and address of the successor Rights Agent.  If the Company fails to send such notice within five (5) Business Days after acceptance of appointment by a successor Rights Agent, upon the Company’s request the successor Rights Agent will cause such notice to be mailed at the expense of the Company.

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3.4    Acceptance of Appointment by Successor.  Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to the Company and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, however, that upon the request of the Company or the successor Rights Agent, such retiring Rights Agent will cooperate in the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

ARTICLE IV
COVENANTS

4.1     List of Holders.  The Company will furnish or cause to be furnished to the Holder Representative and the Rights Agent the names, addresses and shareholdings of registered holders of Common Stock as of 5:01 p.m. Central Time on the Record Date.  The Company will promptly furnish an electronic copy of the CVR Register to the Holder Representative upon written request from the Holder Representative.

4.2     Diligence.

(a)              From and after the Closing, until the CVR Expiration Date, the Company shall use Commercially Reasonable Efforts to cause Blackbox Operating to (i) maintain business operations and (ii) pursue CVR Transactions.

(b)              Notwithstanding the foregoing, the obligation of the Company to use Commercially Reasonable Efforts pursuant to Section 4.2(a) shall not be deemed a guarantee that any CVR Payment will be earned. Neither the Company nor any of its directors, officers or their respective Affiliates owes any fiduciary duty to the Holders with respect to the CVR Payments. Further, the parties acknowledge that the Company’s sole obligations with respect to any potential CVR Payments are expressly set forth in this Agreement.

ARTICLE V
AMENDMENTS

5.1     Amendments Without Consent of Holder Representative.

(a)              Without the consent of the Holder Representative or the Rights Agent, the Company, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)         to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein in a transaction contemplated by Section 6.1 hereof; or

(ii)         to evidence the termination of the CVR Registrar and the succession of another Person as a successor CVR Registrar and the assumption by any successor of the obligations of the CVR Registrar herein.

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(b)              Without the consent of the Holder Representative, the Company, when authorized by a Board Resolution, together with the Rights Agent, in the Rights Agent’s sole and absolute discretion, may at any time and from time to time, enter into one or more amendments hereto:

(i)         to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii)         to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent will consider to be for the protection of the Holders;

(iii)         to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein; provided, however, that in each case, such provisions will not materially adversely affect the interests of the Holders;

(iv)         as may be necessary to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended; or

(v)         to add, eliminate or change any provision of this Agreement unless such addition, elimination or change is adverse to the interests of the Holders.

(c)              Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Company will deliver a notice thereof to the Holder Representative, setting forth in general terms the substance of such amendment.

5.2     Amendments with Consent of Holder Representative.  Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holder Representative), the Company, when authorized by a Board Resolution, and the Rights Agent and the Holder Representative may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any or all provisions of this Agreement.

5.3    Execution of Amendments.  In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel of the Company, at Company’s sole expense, stating that the execution of such amendment is authorized or permitted by this Agreement.  The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4         Effect of Amendments.  Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI
CONSOLIDATION, MERGER, SALE OR CONVEYANCE

6.1     Effect of Merger or Consolidation.

(a)              Except as contemplated by the Acquisition, the Company will not consolidate with or merge into any other Person or sell, transfer or otherwise convey all or substantially all of its assets, in one or a series of related transactions, to any Person, unless:

(i)         the Person formed by such consolidation or into which the Company is merged or the Person that acquires by sale, transfer or other conveyance, all or substantially all of the assets of the Company (the “Surviving Person”) expressly assumes payment (if and to the extent required hereunder) of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

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(ii)         the Company has delivered to the Holder Representative and the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)              In connection with a Change of Control, the Company will have the right, but not the obligation, in its sole discretion, to redeem all, but not less than all of the outstanding CVRs, at any time from and after the public announcement of such Change of Control and ending on the thirtieth (30th) day following the consummation of the Change of Control for an aggregate redemption amount equal to the Target Payment Amount.   In the event that the Company wishes to exercise its right pursuant to this Section 6.1(b), the Company shall provide a written notice of redemption (a “Redemption Notice”) to the Rights Agent and the Holder Representative, which Redemption Notice shall specify the date fixed for the redemption of the outstanding CVRs, which date shall be not less than five (5) Business Days nor more than ten (10) Business Days following the delivery of the Redemption Notice to the Rights Agent and the Holder Representative (such date, the “Redemption Date”).  Promptly following its receipt of the Redemption Notice, the Rights Agent shall deliver a copy thereof to the Holders.   On the Redemption Date, the Company shall pay the Target Payment Amount to the Rights Agent (for the account of the Holders) by wire transfer of immediately available funds to such account as may be designated by the Rights Agent.  Upon the indefeasible payment in full by the Company of the Target Payment Amount to the Rights Agent, the CVRs shall be cancelled and of no further force and effect and shall thereafter represent only the right to receive such Holder’s pro rata share of the Target Payment Amount upon surrender of such Holder’s CVR to the Rights Agent.  The Rights Agent shall pay to each Holder, such Holder’s pro rata share of the Target Payment Amount pursuant to the payment procedures specified in Section 2.4(c) and subject to Section 2.4(e) upon surrender by such Holder of its CVR for cancellation or receipt of an appropriate affidavit of loss or destruction thereof.

6.2     Successor Substituted.  Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter the predecessor Person will be relieved of all obligations and covenants under this Agreement and the CVRs.

ARTICLE VII
THE HOLDER REPRESENTATIVE

7.1    Appointment.  Effective upon the issuance of the CVRs under this terms of this Agreement, and without any further act of any of Holders, the Holder Representative is appointed as the representative of the Holders and as the attorney-in-fact and agent for and on behalf of each Holder for purposes of this Agreement and will take such actions to be taken by the Holder Representative under this Agreement and such other actions on behalf of such Holders as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby, including (i) executing and delivering this Agreement and any other ancillary documents and negotiating and executing any amendments, modifications, waivers or changes thereto as to which the Holder Representative, in its sole discretion, has consented (provided that any waiver or amendment that adversely and disproportionately affects the rights or obligations of one or more Holders as compared to other Holders will require the prior written consent of a majority in interest of the disproportionately affected Holders), (ii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement on behalf of such Holders, and (iii) taking all other actions that are either necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing or contemplated by the terms of this Agreement.  The Holder Representative hereby accepts such appointment and agrees to serve as such without compensation.  The appointment of the Holder Representative as each Holder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person to represent such Holder with regard to this Agreement and any other agreements or documents executed or delivered in connection with this Agreement.  The Holder Representative is the sole and exclusive representative of each of the Holders for any purpose provided for by this Agreement.

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7.2     Actions of Holder Representative.

(a)            A decision, act, consent or instruction of the Holder Representative hereunder will constitute a decision, act, consent or instruction of all Holders and will be final, binding and conclusive upon each such Holder, and the Company and the Rights Agent may rely upon any such decision, act, consent or instruction of the Holder Representative as being the decision, act, consent or instruction of each and every such Holder.  The Company and the Rights Agent will be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Holder Representative.

(b)             The Holder Representative will incur no liability with respect to any action taken or suffered by any Holder in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Holder Representative to be genuine and to have been signed by such Holder (and will have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the gross negligence, bad faith or willful misconduct of the Holder Representative.  In all questions arising under this Agreement, the Holder Representative may rely on the advice of outside counsel, and the Holder Representative will not be liable to any Holder for anything done, omitted or suffered in good faith by Holder Representative based on such advice.

(c)            The Holders will severally (on a pro rata basis, based on the number of CVRs held by each Holder), but not jointly, indemnify the Holder Representative and hold the Holder Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Holder Representative and arising out of or in connection with the acceptance or administration of the Holder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other advisors reasonably retained by the Holder Representative, to the extent not reimbursed by the Company pursuant to Section 7.2(d).

(d)              In connection with providing services under this Agreement, the Holder Representative will be reimbursed by the Company for all reasonable fees and expenses incurred in providing such services. Any such fees and expenses will be paid by the Company within thirty (30) days of the receipt of an invoice from the Holder Representative and will be offset against the CVR Payment Amount, if any.

7.3     Removal; Appointment of Successor.

(a)              At any time Holders representing at least a majority of the outstanding CVRs may, by written consent, appoint another Person as Holder Representative.  Notice, together with a copy of the written consent appointing such Person and bearing the signatures of Holders of at least a majority of the outstanding CVRs, must be delivered to the Company and the Rights Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date ten (10) days after such consent is received by the Company and the Rights Agent.

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(b)             If the Holder Representative becomes unable or unwilling to continue in his or its capacity as the Holder Representative, or if the Holder Representative resigns as a Holder Representative, the Holder Representative may appoint a new representative as the Holder Representative.  If the Holder Representative is unable or unwilling to appoint a successor Holder Representative, then the board of directors of the Company shall appoint another Person as Holder Representative.  Notice and a copy of the written consent appointing such Person must be delivered to the Company and the Rights Agent not less than ten (10) days prior to such appointment.  Such appointment will be effective upon the later of the date indicated in the consent or the date ten (10) days after such consent is received by the Company and the Rights Agent.

7.4     Grant of Authority.  The grant of authority provided for in this Article VII is coupled with an interest and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Holder.  The provisions of this Article VII will be binding upon the executors, heirs, legal representatives, successors and assigns of each Holder, and any references in this Agreement to any Holder or the Holders will mean and include the successors to such Holder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE VIII
OTHER PROVISIONS OF GENERAL APPLICATION

8.1     Notices to Rights Agent, Company and Holder Representative.  Subject to Section 8.2, all notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and will be deemed to have been effectively given:  (a) upon personal delivery to the recipient; (b) when sent by e-mail transmission, if sent during normal business hours of the recipient; if not, then on the next Business Day; or (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient at the following addresses:

(a)              if to the Company or Blackbox Operating, to

[●]

with a copy (which shall not constitute notice) to:

[●];

(b)              if to the Rights Agent, to

[●]

with a copy (which shall not constitute notice) to:

[●]; and

(c)              if to the Holder Representative, to

[●]

with a copy (which shall not constitute notice) to:

[●]

or to such other address as any party has furnished to the other parties by notice given in accordance with this Section 8.1.

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8.2     Notice to Holders.  Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

8.3     Entire Agreement.  This Agreement represents the entire understanding of the parties hereto with reference to the CVRs and this Agreement supersedes any and all other oral or written agreements made with respect to the CVRs.  No party has relied on any other express or implied representation or warranty, either written or oral in connection with its entry into this Agreement, including any representation or warranty arising under statute or otherwise under law.

8.4     Legal Holidays.  If a CVR Payment Date is not a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

8.5     Assignment.  The Company may not assign this Agreement without the prior written consent of the Holder Representative; provided that the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of the Company (each, an “Assignee”) provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement; provided, however, that in connection with any assignment to an Assignee, the Company shall, and shall agree to, remain liable for the performance by such Assignee of all obligations of the Company hereunder.

8.6     Third Party Beneficiaries.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, will give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.

8.7     Termination.  This Agreement will terminate and be of no further force or effect, and the parties hereto will have no liability hereunder, upon the earliest to occur of: (a) the payment of the last possible CVR Payment due hereunder, (b) if an Objection Notice to a Non-Achievement Certificate is not delivered within the Objection Period, the expiration of the Objection Period, (c) in the event of the delivery of an Objection Notice, either (i) the final determination in accordance with this Agreement that no CVR Transaction has been achieved or (ii) the fulfillment of any payment obligation required pursuant to a final determination made in accordance with this Agreement.

SHARE EXCHANGE AGREEMENT –Exhibit E

8.8     Survival.  Notwithstanding anything in this Agreement to the contrary, all provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality shall survive the termination or expiration of this Agreement.

8.9     Governing Law.  This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.10   Remedies.  The Holders will not have any rights or remedies with respect to the CVRs except as expressly set forth herein.

8.11   Disputes.

(a)              Before any arbitration pursuant to Section 8.11(b), the Company, the Rights Agent and the Holder Representative will negotiate in good faith for a period of thirty (30) days to resolve any controversy or claim arising out of or relating to this Agreement or the breach thereof.

(b)           Any and all disputes arising under this Agreement (including but not limited to any claims brought by the Holder Representative on behalf of the Holders) shall be settled by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, except as modified herein. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In any arbitration under this Section 8.11(b), the number of arbitrators will be one, and such arbitrator will be selected in accordance with the AAA’s Commercial Arbitration Rules. The place of the arbitration will be [Dallas, Texas]. The arbitrator will be a lawyer or retired judge with experience in the fintech industry and with mergers and acquisitions. Each party will, upon written request of the other party, promptly provide the other with copies of all relevant documents. There shall be no other discovery allowed. Time is of the essence for any arbitration under this Agreement and arbitration hearings shall take place within 90 days of filing and awards rendered within 120 days. The hearing shall not last longer than two days, with each hearing day lasting no longer than eight (8) hours. The arbitrator shall agree to these limits prior to accepting appointment. Except as may be required by law, neither a party nor the arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the other parties (provided that the Holder Representative may disclose to the Holders any such information without the consent of the Company).  The fees and expenses of the arbitration, including the costs and expenses billed by the arbitrator in connection with the performance of its duties described herein, will be paid by the non-prevailing party, as determined by the arbitrator, in proportion with the extent to which the prevailing party prevails, and the remainder of such costs and expenses will be paid by the prevailing party; provided, however, that any fees and expenses of the arbitration incurred by the Holder Representative shall be offset against any CVR Payment Amount, if any.  Each party will be responsible for its own attorney fees, expenses and costs of investigation provided, however, that any such fees, expenses and costs incurred by the Holder Representative shall be offset against any CVR Payment Amount, if any.

8.12   Confidentiality.

(a)            “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product/service development information, stockholder information (including any non-public information of such stockholder), and proprietary information that is disclosed or otherwise becomes known to the other party or its Affiliates, agents or representatives before or during the term of this Agreement.  Confidential Information constitutes trade secrets and is of great value to the owner (or its Affiliates).  Confidential Information shall not include any information that is:  (a) already known to the other party or its Affiliates at the time of the disclosure, provided that such prior knowledge can be substantiated by the written records of such party; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its Affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other, provided that such independent development can be substantiated by the written records of such party.  This Agreement, including all of its terms and conditions, will not be deemed to be Confidential Information and may be publicly disclosed by the Company.

SHARE EXCHANGE AGREEMENT –Exhibit E

(b)              All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care.  Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent.  However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, Affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement.  Without limiting the foregoing, each party will implement such physical and other security measures and controls as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information.  To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 8.13.

(c)              In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Rights Agent for stockholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order.  Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

(d)              As may be required by law and without limiting any party’s rights in respect of a breach of this Section 8.12, each party will promptly:

(i)         notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(ii)         furnish to the other party full details of the unauthorized possession, use or disclosure; and

(iii)         use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

8.13   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Delivery of a signed Agreement by reliable electronic means, including facsimile, email, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign) shall be an effective method of delivering the executed Agreement.  This Agreement may be stored by electronic means and either an original or an electronically stored copy of this Agreement can be used for all purposes, including in any proceeding to enforce the rights and/or obligations of the parties to this Agreement.

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SHARE EXCHANGE AGREEMENT –Exhibit E

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

COMPANY:

BLACKBOXSTOCKS, INC.

By: ____________________________________

Name: __________________________________

Title: ___________________________________

BLACKBOX OPERATING:

BLACKBOX.IO INC.

By: ____________________________________

Name: __________________________________

Title: ___________________________________

RIGHTS AGENT:

[●]

By: ____________________________________

Name: __________________________________

Title: ___________________________________

HOLDER REPRESENTATIVE:

[●]

By: ____________________________________

Name: __________________________________

Title: ___________________________________

SHARE EXCHANGE AGREEMENT –Exhibit E

Schedule 1

Rights Agent Fees

SHARE EXCHANGE AGREEMENT –Exhibit E

EXHIBIT F

FORM OF JOINDER AGREEMENT

SHARE EXCHANGE AGREEMENT –Exhibit F

JOINDER AGREEMENT

IN WITNESS WHEREOF, the undersigned shareholder (the “Shareholder”) has executed this Joinder Agreement (this “Joinder Agreement”) to that certain Share Exchange Agreement (as amended, supplemented or otherwise modified, the “Share Exchange Agreement”), dated as of December 12, 2023, by and among BLACKBOXSTOCKS, INC., a Nevada corporation (the “Company”), EVTEC ALUMINIUM LIMITED, a company registered in England and Wales with company number 13182146 (“Evtec”) and the Persons listed on Schedule I thereto, including each Person who becomes a party thereto by executing and delivering this Joinder Agreement (as contemplated by Sections 6.18 of the Share Exchange Agreement) (“Sellers”), pursuant to which, upon the terms and subject to the conditions thereof, the Sellers will sell, transfer and convey to BLBX, and BLBX will purchase from Sellers, all of the issued and outstanding Evtec Shares (the “Acquisition”).  The Shareholder delivers this Joinder Agreement as of the date set forth on the signature page hereto pursuant to the Share Exchange Agreement.  Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Share Exchange Agreement.

1.      Joinder.  By executing and delivering this Joinder Agreement, the Shareholder hereby (a) confirms to the parties to the Share Exchange Agreement that the Shareholder has received a copy of and has reviewed the Share Exchange Agreement and (b) agrees that the Shareholder shall, from and after the date hereof, be fully bound by and subject to the provisions of, and be a party to, the Share Exchange Agreement as a “Seller” thereunder as though an original party thereto (including, without limitation, making all representations and warranties of a “Seller” thereunder as set forth in Article 4 of the Share Exchange Agreement).

2.       Organization.  The Shareholder represents and warrants that if the Shareholder is an entity, the Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

3.      Authorization, Execution, and Enforceability.  The Shareholder represents and warrants that (a) if the Shareholder is an entity, (i) the Shareholder has all requisite corporate, limited liability company or similar power and authority (including under its constitution) to execute, deliver and perform its obligations under this Joinder Agreement and to consummate  the transactions contemplated hereby and (ii) the execution and delivery by the Shareholder of this Joinder Agreement, and the performance by the Shareholder of its obligations under this Joinder Agreement have been duly and validly authorized by all necessary corporate or limited liability actions, consents, resolutions or similar actions on the part of the Shareholder; (b) if the Shareholder is a natural person, such Seller has the requisite legal capacity to execute, deliver and perform its obligations under this Joinder Agreement and to consummate the transactions contemplated hereby; (c) the Shareholder is not subject to any Insolvency Proceedings; (d) this Joinder Agreement has been duly executed and delivered by the Shareholder; and (e) this Joinder Agreement constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other Legal Requirements affecting creditors’ rights generally, or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.      Non-Contravention.  The Shareholder represents and warrants that the execution and delivery by the Shareholder of this Joinder Agreement and the performance by the Shareholder of the Shareholder’s obligations hereunder does not and will not: (a) if the Shareholder is an entity, violate any provision of the Organizational Documents of the Shareholder; (b) in any material respect, result in a violation or breach of, constitute a default under, result in the acceleration of, give rise to any right to accelerate, terminate, modify or cancel, or require any notice, consent, authorization, approval or waiver under, or result in any other adverse consequence under, any Contract to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s assets or properties is bound; (c) result in a violation of any law or regulation in any jurisdiction having the force of law or of any order, judgment or decree of any Governmental Body or agreement to which the Shareholder is a party or by which the Shareholder is bound; or (d) with the passage of time, the giving of notice or both, have any of the effects described in clauses (a), (b) or (c) of this Section 4.

SHARE EXCHANGE AGREEMENT –Exhibit F

5.       Share Exchange Agreement.  The Shareholder represents and warrants that the representations and warranties set forth in Section 4 of the Share Exchange Agreement applicable to such Shareholder as a “Seller” are true and correct in all respects as of the date hereof.

6.       Amendments.  No amendment or waiver of any provision of this Joinder Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

7.       Remedies Cumulative; Specific Performance.  Section 9.9 of the Share Exchange Agreement is hereby incorporated by reference into this Joinder Agreement

8.       Governing Law; Venue; Waiver of Jury Trial.  Section 9.10 of the Share Exchange Agreement is hereby incorporated by reference into this Joinder Agreement.

9.       Counterparts and Exchanges by Electronic Transmission or Facsimile.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

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SHARE EXCHANGE AGREEMENT –Exhibit F

IN WITNESS WHEREOF, the Shareholder has caused this Joinder Agreement to be duly executed as of the date set forth below.

SHAREHOLDER

Date: __________________________

_______________________________________________

Name

_______________________________________________

Signature

_______________________________________________

Print name of signatory, if signing for an entity

_______________________________________________

Print title of signatory, if signing for an entity

Acknowledged and agreed:

EVTEC ALUMINIUM LIMITED

By: ____________________________________

Name: __________________________________

Title: ___________________________________

BLACKBOXSTOCKS, INC.

By: ____________________________________

Name: __________________________________

Title: ___________________________________

SHARE EXCHANGE AGREEMENT –Exhibit F